UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Convergys Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING

AND PROXY STATEMENT

CONVERGYS CORPORATION

Dear Shareholder:

We invite you to attend the annual meeting of shareholders on Tuesday, April 17, 2007, in the Jarson-Kaplan Theater at the Aronoff Center, 650 Walnut Street, Cincinnati, Ohio 45202. The meeting will begin at 11:30 a.m., Eastern Daylight Savings Time. At the meeting, you will hear a report on our business and have a chance to meet the Directors and executive officers of the Company.

This booklet includes the formal notice of the annual meeting and the proxy statement. The proxy statement tells you about the agenda, procedures and rules of conduct for the meeting. It also describes how the Board operates, gives personal information about the Directors and Director nominees and provides information about the other items of business that will be conducted at the meeting.

The Audit Committee Charter is attached to the proxy statement as Appendix I. The Audit Committee Charter, the Governance Principles and all other committee charters are available on the Company’s website, www.convergys.com/corporategovernance.html.

Even if you only own a few shares of Convergys Corporation common stock, we want your shares to be represented at the meeting. You can vote your shares on the Internet, by toll-free telephone call or proxy card. If you are a registered shareholder, you can choose to discontinue receiving more than one annual report by calling Computershare toll free at 1-888-294-8217.

To attend the meeting in person, please follow the instructions on page 2. If you are not able to attend, you may listen to a live audio cast of the annual meeting on the Internet. Instructions for listening to this audio cast will be available at our Internet site, www.shareholder.com/convergys.events.cfm, approximately one week before the annual meeting.

Sincerely,

James F. Orr
Chairman of the Board and Chief Executive Officer

March 8, 2007

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

OF

CONVERGYS CORPORATION

201 East Fourth Street

P.O. Box 1638

Cincinnati, Ohio 45201

Time:

Doors open:	10:30 a.m.	Eastern Daylight Savings Time
Meeting begins:	11:30 a.m.	Eastern Daylight Savings Time

Date:

Tuesday, April 17, 2007

Place:

Aronoff Center
The Jarson-Kaplan Theater
650 Walnut Street
Cincinnati, Ohio 45202

Purpose:

•	Elect two Directors

•	Ratify appointment of independent accountants

•	Vote on the Convergys Corporation Annual Executive Incentive Plan

•	Vote on shareholder proposal

•	Conduct other business if properly raised

Only Convergys Corporation shareholders of record on February 28, 2007 may vote at the meeting. Only shareholders or their proxy holders may attend the meeting.

Your vote is important. Please vote your shares promptly. To vote your shares, use the Internet; call the toll-free telephone number as described in the instructions on your proxy card; or complete, sign, date and return your proxy card.

W.H. Hawkins II
Corporate Secretary

March 8, 2007

GENERAL INFORMATION

Who May Vote

Shareholders of Convergys Corporation (“Convergys” or the “Company”), as recorded in our stock register on February 28, 2007, may vote at the meeting.

How to Vote

You may vote in person at the meeting or by proxy. We suggest that you vote by proxy even if you plan to attend the meeting.

If your shares are held in your name, you can vote by proxy in one of three ways:

•

Via Internet: Go to www.investorvote.com and follow the instructions. The numbers you will need to cast your vote are located in the purple bar located on your proxy card. Your vote control number is a six digit number located in a black circle, your account number is underlined and your pin number is a five digit number in the black box. At this Internet site, you can elect to access future proxy statements and annual reports via the Internet in lieu of receiving paper copies.

•

By telephone: Call toll-free 1-800-652-8683 and follow the instructions. The numbers you will need are located in the purple bar located on your proxy card. Your vote control number is a six digit number located in a black circle, your account number is underlined and your pin number is a five digit number in the black box.

•	In writing: Complete, sign, date and return your proxy card in the enclosed envelope.

How Proxies Work

Convergys’ Board of Directors is asking for your proxy. Giving the Board your proxy means that you authorize the individuals designated as proxies to vote your shares at the annual meeting in the manner you direct. You may vote for both, one, or none of the Director nominees. You may also vote for or against the other proposals or abstain from voting.

Your proxy card covers all shares registered in your name. If you own shares in the Convergys Corporation Retirement and Savings Plan or the Convergys Corporation Employee Stock Purchase Plan, your proxy card also covers those shares.

If you give the Board your signed proxy but do not specify how to vote, the individuals named as proxies will vote your shares:

•	FOR all the Director nominees;

•	FOR the Audit Committee’s proposal to ratify the appointment of the independent accountants;

•	FOR the Annual Executive Incentive Plan;

•	AGAINST the shareholder proposal; and

•	In accordance with their judgment upon such other matters as may properly come before the meeting.

If you hold shares through someone else, such as a stockbroker, you may receive material from that person or firm asking how you want to vote. Review the voting form used by that person or firm to see if it offers Internet or telephone voting, and follow the voting instructions on that form.

Voting Shares in the Convergys Corporation Retirement and Savings Plan

The trustee of the Convergys Corporation Retirement and Savings Plan will vote plan shares as participants direct. The trustee will vote plan shares for which it receives no direction in the proportion that it votes plan shares for which voting directions are received. The proxy card serves to give voting instructions to the trustee.

Revoking a Proxy

You may revoke your proxy before it is voted by:

•	Submitting a new proxy with a later date, including a proxy given via the Internet or by telephone;

•	Notifying Convergys’ Secretary in writing before the annual meeting; or

•	Voting in person at the meeting.

Confidential Voting

Independent inspectors count the votes. Your individual vote is kept confidential unless special circumstances exist. For example, a copy of your proxy card will be sent to us if you write comments on the card.

Quorum

In order to carry on the business of the annual meeting, there must be a quorum. This means that at least a majority of the outstanding shares eligible to vote must be represented at the meeting, either by proxy or in person. Treasury shares, which are shares owned by Convergys, do not count for this purpose.

Votes Needed

The Director nominees who receive the most votes will be elected to fill the available seats on the Board. Approval of the other proposals requires a majority of the votes represented at the meeting and entitled to vote on the proposals. Abstentions will count as a vote against a proposal. Broker non-votes do not count for voting purposes but do count for purposes of determining a quorum. Broker non-votes occur when a broker returns a proxy but does not have authority to vote some or all of the shares represented by that proxy on a particular proposal.

Attending in Person

Only shareholders as of February 28, 2007 or their proxy holders and guests of Convergys may attend the meeting. For safety and security reasons, cameras or camera phones will not be allowed in the meeting and must be checked at the registration desk.

For registered shareholders, an admission ticket is attached to your proxy card. You will not be admitted without the admission ticket and a photo ID.

If your shares are held in the name of your broker, bank, or other nominee, you must bring to the meeting an account statement or letter from your broker, bank or other nominee indicating that you beneficially owned the shares on February 28, 2007, the record date for voting. A photo ID will also be required.

Conduct of the Meeting

The Chairman has broad authority to conduct the annual meeting in an orderly manner. This authority includes establishing rules for shareholders who wish to address the meeting. Copies of these rules will be available at the meeting. The Chairman may also exercise broad discretion in recognizing shareholders who wish to speak and in determining the extent of discussion on each item of business. In light of the need to conclude the meeting within a reasonable period of time, we cannot assure that every shareholder who wishes to speak on an item of business will be able to do so. The Chairman may also rely on applicable law regarding disruptions or disorderly conduct to ensure that the meeting is conducted in a manner that is fair to all shareholders.

Contact Information

If you have questions or need more information about the annual meeting, write to:

Corporate Secretary

Convergys Corporation

P. O. Box 1638

201 East Fourth Street

Cincinnati, Ohio 45201-1638

or

call the Corporate Secretary’s office at (513) 723-2442.

For information about shares registered in your name, call Computershare toll free at 1-888-294-8217 or access your account via the Internet at www.computershare.com.

CORPORATE GOVERNANCE

Board Functions

The Board performs a number of functions for Convergys and its shareholders, including:

•	Overseeing the management of the Company;

•	Reviewing Convergys’ long-term strategic plans;

•	Reviewing and approving annual operating budget;

•	Selecting the Chief Executive Officer (the “CEO”) and evaluating the CEO’s performance; and

•	Reviewing development and succession plans for Convergys’ senior executives.

Board Meetings

Meetings of the Board are scheduled approximately six times a year, and there is also an organizational meeting following the annual meeting of shareholders. Additional meetings of the Board may be called as needed. The Board of Directors of the Company held eight meetings in 2006. Each Director attended at least 75% of the total number of meetings of the Board and committees of which he or she was a member. Executive sessions of non-management Directors are held at least six times a year. In 2006 there were eight executive sessions of the non-management Directors. Any non-management Director can request that an executive session be scheduled. The Company has a policy to encourage all of its Directors to attend the annual meeting of shareholders. All of the Directors attended the 2006 annual meeting.

Presiding Director

The Board has adopted a practice whereby one Director (the “Presiding Director”) acts as the principal communicator between the Board and the CEO. The Presiding Director also leads executive sessions of the Board where only non-management Directors are present. The Board has named David R. Whitwam to serve as its Presiding Director.

Governance Principles

The Board has adopted Governance Principles, which contain information about the structure and functioning of the Board. These principles are available on the Company’s website, www.convergys.com/corporategovernance.html.

Director Independence

The Board of Directors of the Company presently consists of 12 members, two of whom are officers of the Company, James F. Orr, Chief Executive Officer, and David F. Dougherty, President and Chief Operating Officer. On an annual basis, each Director and executive officer provides information to the Company pursuant to a Director and Officer Questionnaire. The information provided includes the identification of any transactions with the Company in which the Director or executive officer, or any member of his or her immediate family, has a direct or indirect material interest. Based on the information supplied to the Board of Directors by each Director, the Board has determined that, with the exceptions of Mr. Orr and Mr. Dougherty, all of the Directors qualify as independent pursuant to the rules and listing standards of the New York Stock Exchange (“NYSE”). Such information also indicates that none of the Directors has any material relationship (other than being a director and/or shareholder of the Company) with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company), including any relationship prohibited by the rules of the NYSE.

In making its independence determination, the Board considered the relationships described below between directors and companies with which those directors are affiliated.

John F. Barrett is a director and the Chief Executive Officer of each of Western & Southern Financial Group, Inc., and its subsidiary, The Western and Southern Life Insurance Company. Western & Southern

Financial Group owns more than 5% of the outstanding common shares of Convergys and also owns Tri-State Ventures, LLC, which is the general partner of an investment fund in which certain assets of the Convergys Corporation Pension Plan are invested. The Board of Directors has determined that Mr. Barrett’s relationship with the Western and Southern does not disqualify Mr. Barrett from being deemed independent under the rules of the NYSE.

Philip A. Odeen is the non-executive Chairman of the Board of Avaya Inc. Convergys purchases communications equipment from Avaya, and Avaya purchases services from Convergys. Convergys and Avaya currently jointly market services of Convergys. The Board of Directors has determined that Mr. Odeen’s relationship with Avaya does not disqualify Mr. Odeen from being deemed independent under the rules of the NYSE.

Review and Approval of Transactions with Related Parties

The Board has adopted a policy and procedures for review, approval and monitoring of transactions involving the Company and “related persons” (directors and executive officers or their immediate family members, or shareholders owning five percent or greater of the Company’s outstanding stock). The policy is attached as Appendix III to this proxy statement. The policy covers any related person transaction that meets the minimum threshold for disclosure in the proxy statement under the relevant SEC rules (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest). Related person transactions must be approved by the Audit Committee of the Board which will approve the transaction only if it determines that it is in the best interests of the Company. The transactions referenced in the preceding section involving Mr. Barrett and Mr. Odeen have been reviewed by the Audit Committee and determined not to constitute related party transactions.

Compensation and Benefits Committee Interlocks and Insider Participation

The members of the Compensation and Benefits Committee are identified on page 7. No member of the Compensation and Benefits Committee is an employee of the Company, is or formerly was an officer of the Company or had any relationship requiring disclosure by the Company under Item 404 of Regulation S-K. No member of the Board of Directors is an executive officer of another company of which an executive officer of the Company serves as a director.

FINANCIAL CODE OF ETHICS

The Company has a Code of Business Conduct applicable to all Directors and employees of the Company. The Chief Executive Officer (“CEO”), the President, the Chief Operating Officer (“COO”) and all senior financial officers, including the Chief Financial Officer (“CFO”) and principal accounting officer, are bound by the provisions set forth therein relating to ethical conduct, conflicts of interest and compliance with law. In addition to the Code of Business Conduct, the CEO and senior financial officers are subject to the following additional specific policies (the “Financial Code of Ethics”):

The CEO, the President, the COO and senior financial officers are responsible for full, fair, accurate, timely and understandable disclosure in the periodic reports required to be filed by the Company with the Securities and Exchange Commission or the New York Stock Exchange, as well as certain other public communications made by the Company. Accordingly, it is the responsibility of the CEO, President, COO and each senior financial officer to bring promptly to the attention of the Chief Compliance Officer (“CCO”) or the Company’s Certification Subcommittee any material information of which he or she may become aware that affects the disclosures made by the Company in its public filings or otherwise assists the CCO or the Certification Subcommittee in fulfilling their responsibilities as specified in the Compliance Committee charter or the Certification Subcommittee charter.

The CEO, the President, the COO and each senior financial officer shall promptly bring to the attention of the CCO, or the Certification Subcommittee and the Audit Committee any information he or she may have concerning (a) significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls.

The CEO, the President, the COO and each senior financial officer shall promptly bring to the attention of the General Counsel, the CCO or the CEO and to the Audit Committee any information he or she may have concerning any violation of this Code and the Company’s Code of Business Conduct, including any conflicts of interest between personal and professional relationships involving any management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls.

The CEO, the President, the COO, the CCO and each senior financial officer shall endeavor to comply, and to cause the Company to comply, with all applicable governmental laws, rules and regulations. The CEO, the President, the COO and each senior financial officer shall promptly bring to the attention of the General Counsel, the CCO or the CEO and to the Audit Committee any information he or she may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to the Company and the operation of its business by the Company or any agent thereof, or of a violation of the Code of Business Conduct or of these additional requirements.

The CEO, the President, the COO and each senior financial officer shall adhere to this Financial Code of Ethics and shall promptly report any violations of this Code in accordance with Company policies and procedures. Any violation of this Financial Code of Ethics may result in disciplinary action, up to and including termination.

The Code of Business Conduct and Financial Code of Ethics are available on the Company website at www.convergys.com/corporategovernance.html.

BOARD COMMITTEES

The Board appoints committees to help carry out its duties. Board committees work on issues in greater detail than would be possible at full Board meetings. Each committee reports the results of its meetings to the full Board. The table below sets forth the current membership of each of the Board committees.

Audit Committee	Compensation and Benefits Committee	Executive Committee	Finance Committee	Governance and Nominating Committee
Mr. Dillon (Chair)	Mr. Whitwam (Chair)	Mr. Orr (Chair)	Mr. Barrett (Chair)	Mr. Odeen (Chair)
Ms. Baird	Mr. Dillon	Mr. Barrett	Ms. Baird	Mr. Howe
Mr. Mason	Mr. Fast	Mr. Dillon	Mr. Fast	Mr. Mason
Mr. Odeen	Mr. Gibbs	Mr. Odeen	Mr. Gibbs	Mr. Whitwam
Dr. Ribeau		Mr. Whitwam	Mr. Howe
Dr. Ribeau

Audit Committee

Mr. Dillon (Chair)

Ms. Baird

Mr. Mason

Mr. Odeen

Dr. Ribeau

The Audit Committee met 13 times during 2006. The Audit Committee’s primary purposes are to assist the Board in overseeing:

•	the preparation of the Company’s financial statements and ensuring their integrity;

•	the Company’s compliance with legal and regulatory requirements;

•	the independent accountants’ qualifications and independence;

•	the performance of the Company’s internal audit function and the independent accountants; and

•	the Company’s system of disclosure controls and system of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established.

The Audit Committee is directly responsible for the appointment of the independent accountants. Both the internal auditors and the independent accountants periodically meet alone with the Audit Committee and have unrestricted access to the Audit Committee. The Audit Committee’s report on its activities for the fiscal year 2006 begins on page 52. Fees paid to the independent accountants are set forth on page 54.

The Audit Committee operates pursuant to a written charter which is attached as Appendix I to this proxy statement and is also available on the Company’s website, www.convergys.com/corporategovernance.html. Each of the members of the Audit Committee meets the requirements of independence for Directors and for Audit Committee membership as adopted by the NYSE and the Securities and Exchange Commission (“SEC”). Several members of the Audit Committee qualify as an Audit Committee Financial Expert, and the Audit Committee has designated one of them, Mr. Dillon, as its Financial Expert. In addition, each member of the Audit Committee is financially literate, as that term is defined by the NYSE.

Compensation and Benefits Committee

Mr. Whitwam (Chair)

Mr. Dillon

Mr. Fast

Mr. Gibbs

The Compensation and Benefits Committee met five times during 2006. The Compensation and Benefits Committee’s primary roles are to:

•	establish and review the executive compensation principles for the Company;

•	recommend the compensation and benefits of the CEO and non-management Directors;

•	approve the compensation and benefits of certain senior executive officers of the Company;

•	review and discuss with management the Compensation Discussion and Analysis to be included in the proxy statement; and

•	review and evaluate the performance of the CEO against corporate goals and objectives.

The Compensation and Benefits Committee’s report is on page 18. Each of the members of the Compensation and Benefits Committee meets the requirements of independence for Directors as adopted by the NYSE and the SEC. The Compensation and Benefits Committee operates pursuant to a written charter which is available on the Company’s website, www.convergys.com/corporategovernance.html. Additional information regarding the Committee and how it operates is provided in the Compensation Discussion and Analysis section starting on page 19.

Executive Committee

Mr. Orr (Chair)

Mr. Barrett

Mr. Dillon

Mr. Odeen

Mr. Whitwam

The Executive Committee meets whenever necessary and did not meet during 2006. The Executive Committee has authority to act on most matters during the intervals between Board meetings, except for those matters reserved to the full Board by the Ohio General Corporation Law and the Regulations of the Company.

Finance Committee

Mr. Barrett (Chair)

Ms. Baird

Mr. Fast

Mr. Gibbs

Mr. Howe

Dr. Ribeau

The Finance Committee met six times during 2006. The Finance Committee reviews:

•	the capital structure of the Company;

•	short-term borrowing limits;

•	proposed financings;

•	significant proposed mergers and acquisitions;

•	alternatives available for the financing of material acquisitions by the Company;

•	pension plan funding; and

•	the performance of the pension plan’s investment portfolio and manager.

Each of the members of the Finance Committee meets the requirements of independence for Directors as adopted by the NYSE and the SEC. The Finance Committee operates pursuant to a written charter which is available on the Company’s website, www.convergys.com/corporategovernance.html.

Governance and Nominating Committee

Mr. Odeen (Chair)

Mr. Howe

Mr. Mason

Mr. Whitwam

The Governance and Nominating Committee met six times during 2006. The Governance and Nominating Committee:

•	recommends nominees for Director;

•	monitors the functions of committees;

•	conducts evaluations of the Board and its committees;

•	suggests to the Board shareholder concerns that should be addressed;

•	reviews the Governance Principles of the Company; and

•	recommends to the Board changes in these principles as appropriate.

Each of the members of the Governance and Nominating Committee meets the requirements of independence for Directors as adopted by the NYSE and the SEC. The Governance and Nominating Committee operates pursuant to a written charter which is available on the Company’s website, www.convergys.com/corporategovernance.html.

Director Nomination Process

Suggestions for nominees for Directors of the Company can be brought to the attention of the Board by the Governance and Nominating Committee, individual members of the Board or shareholders. From time to time the Board may engage the services of an independent third party search firm to assist it in identifying qualified Director candidates. In 2006 the firm of Heidrick & Struggles, Inc. assisted the Board and management in identifying potential nominees. It is the policy of Convergys to consider suggestions for nomination to the Board submitted by shareholders. A suggestion for nomination for Director should be submitted by certified mail, return receipt requested, to:

Governance and Nominating Committee

c/o Convergys Corporation Corporate Secretary

201 E. Fourth Street

P. O. Box 1638

Cincinnati, OH 45201-1638

All suggested nominees will be screened by the Governance and Nominating Committee and must at a minimum meet the criteria set forth in the Governance Principles adopted by the Board, agree to accept a nomination for Board candidacy, meet the standards of independence established by the NYSE and SEC, and meet all other applicable laws, rules and regulations related to service as a Director of the Company. Suggested nominees may be interviewed by the Governance and Nominating Committee and other Board members, as appropriate.

Director Qualifications

Convergys’ Governance Principles contain Board membership criteria that apply to all nominees for a position on its Board. These criteria include:

•	judgment;

•	experience;

•	skills;

•	accountability and integrity;

•	financial literacy;

•	leadership abilities;

•	industry knowledge;

•	diversity;

•	other Board appointments; and

•	independence.

In addition, in determining whether an incumbent Director should stand for re-election, the Governance and Nominating Committee will consider that Director’s attendance at meetings, achievement of satisfactory performance and other matters determined by the Board.

Identifying and Evaluating Nominees for Directors

The Governance and Nominating Committee utilizes a variety of methods for identifying and evaluating nominees for Director. Candidates may come to the attention of the Governance and Nominating Committee through current Board members, professional search firms, shareholders or other persons. These candidates are evaluated at regular or special meetings of the Governance and Nominating Committee and may be considered at any point during the year. Prior to the issuance of the proxy statement for the annual meeting of shareholders, the Governance and Nominating Committee considers all recommendations and suggestions for nominees.

Shareholder Communications

Shareholders may communicate with the Board by written correspondence addressed to:

James F. Orr

Chairman of the Board

Convergys Corporation

P. O. Box 1638

201 E. Fourth Street

Cincinnati, OH 45201-1638

or

Shareholders and other interested parties who wish to communicate with Convergys’ non-management Directors, including our Presiding Director, David R. Whitwam, may address correspondence to:

David R. Whitwam

Presiding Director

Convergys Corporation

P. O. Box 1895

201 E. Fourth Street

Cincinnati, OH 45201-1895

All communications will be forwarded to the non-management Director(s) indicated in the communication.

ELECTION OF DIRECTORS

(Item 1 on the proxy card)

The Company’s Amended Articles of Incorporation require that the Directors be divided into three classes. At each annual meeting of shareholders, Directors constituting a class are elected for a three year term. The terms of the Class III Directors expire at the annual meeting of shareholders in 2007. Roger L. Howe, a director since 1998, is not standing for re-election in accordance with the Company’s policy that directors are not eligible for re-election after attaining age 72. Mr. Howe reached 72 years of age on January 28, 2007. As of the annual meeting, Class III will consist of two directors.

The Board has nominated Zoë Baird and Philip A. Odeen, both of whom are incumbent Directors, for election as Directors in Class III to serve until the 2010 annual meeting of shareholders. Shares may not be voted for more than two nominees.

It is the policy of the Board of Directors that a Director’s final term shall end at the annual meeting of shareholders following such Director’s 72nd birthday. Therefore, under some circumstances, a Director may not serve his or her entire term.

Personal information on each Director, including the nominees, is provided below.

If a Director nominee becomes unavailable before the election, your proxy authorizes the individuals designated as proxies to vote for a replacement nominee if the Board names one.

THE BOARD RECOMMENDS THAT YOU VOTE FOR EACH OF THE NOMINEES SET FORTH BELOW FOR CLASS III DIRECTOR:

NOMINEES FOR CLASS III DIRECTORS

(Terms expire in 2010)

Zoë Baird

	Age:	54
	Director Since:	August 2003
	Committees:	Audit Committee Finance Committee
	Principal Occupation:	President of the Markle Foundation since 1998
	Other Directorships:	Chubb Corporation Boston Properties

Philip A. Odeen

	Age:	71
	Director Since:	March 2000
	Committees:	Governance and Nominating Committee (Chair) Audit Committee Executive Committee
	Principal Occupation:	Non-executive Chairman of Avaya Inc. since October 2006
Prior Positions Held:

Non-Executive Chairman of The Reynolds and Reynolds
Company, 2005-2006

Chief Executive Officer of QinetiQ NA Ops., 2005-2006

Chief Executive Officer of The Reynolds and Reynolds
Company, July-December 2004

Chairman and Interim Chief Executive Officer of TRW Inc.,
December 2002 – July 2004

Chairman and Interim Chief Executive Officer of TRW Inc.,
February – December 2002

Executive Consultant to TRW Inc., 2001 – February 2002
Executive Vice President of TRW Inc., 1997-2001

President and Chief Executive Officer of BDM International,
Inc., 1992-1997

	Other Directorships:	Northrop Grumman Corporation Avaya Inc. AES Corporation

CLASS I DIRECTORS

(Terms expire in 2008)

David B. Dillon

	Age:	55
	Director Since:	March 2000
	Committees:	Audit Committee (Chair)
Compensation and Benefits Committee Executive Committee
	Principal Occupation:	Chairman and Chief Executive Officer of The Kroger Co. since 2004 Chief Executive Officer of The Kroger Co. since 2003
	Prior Positions Held:	President of The Kroger Co. (1995-2003) Chief Operating Officer of The Kroger Co. (1995-1999 and 2000-2003)
	Other Directorships:	The Kroger Co.

Eric C. Fast

	Age:	57
	Director Since:	August 2000
	Committees:	Compensation and Benefits Committee Finance Committee
	Principal Occupation:	President and Chief Executive Officer of Crane Co. since 2001
Prior Positions Held:

President and Chief Operating Officer of Crane Co. (1999-2001)

Co-Head of Global Investment Banking, Salomon Smith Barney (1997-1998)

Co-Head of Global Investment Banking, Salomon Brothers, Inc. (1995-1997)

Managing Director of Salomon Brothers, Inc 1988-1998

	Other Directorships:	Crane Co.

Sidney A. Ribeau

	Age:	59
	Director Since:	August 2001
	Committees:	Audit Committee Finance Committee
	Principal Occupation:	President of Bowling Green State University since 1995
	Other Directorships:	The Andersons, Inc. Worthington Industries, Inc.

David R. Whitwam

	Age:	65
	Director Since:	August 2003
	Committees:	Presiding Director Compensation and Benefits Committee (Chair) Governance and Nominating Committee Executive Committee
	Principal Occupation:	Retired Chairman and Chief Executive Officer of Whirlpool Corporation since July 2004
	Prior Positions Held:	Chairman and Chief Executive Officer of Whirlpool Corporation (1987-2004)
	Other Directorships:	PPG Industries, Inc.

CLASS II DIRECTORS

(Terms expire in 2009)

John F. Barrett

	Age:	57
	Director Since:	May 1998
	Committees:	Executive Committee Finance Committee (Chair)
Principal Occupation:

Chairman of the Board of Western & Southern Financial
Group, Inc. and The Western and Southern Life Insurance
Company since 2002

President and Chief Executive Officer of Western &
Southern Financial Group, Inc. since 2000

President and Chief Executive Officer of The Western and
Southern Life Insurance Company since 1994

	Other Directorships:	The Fifth Third Bancorp and its subsidiary, The Fifth Third Bank The Andersons, Inc.

David F. Dougherty

	Age:	50
	Director Since:	August 2006
	Principal Occupation:	President and Chief Operating Officer of the Company since September 2005
Prior Positions Held:

Executive Vice President of Convergys’ Global Information Management Group (2003-2005)

Chief Development Officer of Convergys Corporation (2000-2003)

President of Convergys Customer Management Group Inc. (1995-2000)

Joseph E. Gibbs

	Age:	57
	Director Since:	December 2000
	Committees:	Compensation and Benefits Committee Finance Committee
	Principal Occupation:	Chairman, Gibbs Investments, LLC since 2002
	Prior Positions Held:	Co-Founder, Vice Chairman, President and Chief Executive Officer of TGC, Inc. (The Golf Channel) (1991-2001)
	Other Directorships:	Gibbs Investments, LLC Digital Media Arts College Front Row Media

Steven C. Mason

	Age:	71
	Director Since:	May 1998
	Committees:	Audit Committee Governance and Nominating Committee
	Principal Occupation:	Retired Chairman of the Board and Chief Executive Officer of Mead Corporation since 1997
	Prior Positions Held:	Chairman of the Board and Chief Executive Officer of Mead Corporation, (1992-1997)
	Other Directorships:	Asten Johnson Corp. JWI Ltd.

James F. Orr

	Age:	61
	Director Since:	May 1998
	Committees:	Executive Committee (Chair)
Principal Occupation:

Chairman of the Board of the Company since April 2000

Chief Executive Officer of the Company since 1998

Chairman of Convergys Information Management Group Inc. since 1996

Chairman of Convergys Customer Management Group Inc. since 1997

	Prior Positions Held:	President of the Company (1998-2005) Chief Operating Officer and Director of Cincinnati Bell Inc. (1996-1998)
	Other Directorships:	Becton Dickinson and Company Ohio National Life Insurance Company

SHARE OWNERSHIP

General

On the record date, February 28, 2007, the outstanding securities of the Company consisted of 180,478,929 Common Shares, without par value (“Common Shares”), of which 43,228,413 were held in treasury, and all of which are one class. The 43,228,413 shares held in treasury are not considered outstanding for quorum, voting or certain other purposes. Each Common Share has one vote on each matter presented for action at the annual meeting of shareholders. The following table sets forth information, as of the record date, with respect to those persons that the Company believes to be beneficial owners of more than 5% of the Company’s voting securities. The SEC has defined “beneficial owner” of a security to include any person who has or shares voting power or investment power with respect to any such security or has the right to acquire beneficial ownership of any such security within 60 days.

Title of Class	Beneficial Owner	Number of Common Shares	Percent of Class*
Common Shares	Western and Southern Financial Group 400 Broadway Cincinnati, OH 45202	7,418,542	5.41%

Common Shares	LSV Asset Management(1) 1 N. Wacker Drive, Suite 4000 Chicago, IL 60606	7,306,160	5.25%

*	This percentage is based on 137,250,516 Common Shares outstanding. As noted above, the Company holds shares in treasury, which are not considered outstanding for quorum, voting or certain other purposes.

(1)	Based on information contained in a statement on Schedule 13G, dated December 31, 2005 and filed February 10, 2006, as of the date of that statement LSV Asset Management beneficially owned 7,306,160 shares of the outstanding common stock of the Company, had sole voting power over 5,115,360 shares of the outstanding common stock of the Company and had sole dispositive power over 7,207,660 shares of the outstanding common stock of the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

Ownership of and transactions in Company securities by certain executive officers and Directors of the Company are required to be reported to the SEC pursuant to Section 16 of the Securities Exchange Act of 1934. Based on its review of Forms 3, 4 and 5 furnished to the Company, the Company believes that all of its executive officers, Directors and applicable shareholders complied with these filing requirements on a timely basis during 2006.

Directors and Executive Officer Ownership

These tables show the Common Shares that each executive officer included in the Summary Compensation Table and each non-management Director and nominee beneficially owned on February 28, 2007. None of these individuals owns beneficially more than 1.0% of the outstanding Common Shares, except for Mr. Orr who beneficially owns 1.01% of the outstanding Common Shares.

Named Executive Officer	Shares Owned(1)
James F. Orr	1,404,816
David F. Dougherty	759,421
Earl C. Shanks	95,541
William H. Hawkins II	205,098
Timothy M. Wesolowski	2,824
Steven G. Rolls(2)	672,380
Thomas A. Cruz	208,110

(1)

Includes Common Shares subject to outstanding options which are exercisable by such individuals within 60 days. The following Common Shares subject to such options are included in the totals: 1,347,286 Common Shares for Mr. Orr; 646,936 Common Shares for Mr. Dougherty; 80,000 Common Shares for Mr. Shanks; 172,344 Common Shares for Mr. Hawkins; 455,230 Common Shares for Mr. Rolls; and 188,086 Common Shares for Mr. Cruz. Does not include the following aggregate number of (i) Common Share equivalents credited to such individuals’ accounts under the Convergys Corporation Executive Deferred Compensation Plan described on page 44 and (ii) Common Shares issuable under the time based restricted stock units granted in 2004, 2005 and 2006 and performance based restricted stock units granted in 2004, 2005 and 2006: 749,844 for Mr. Orr; 277,640 for Mr. Dougherty; 179,343 for Mr. Shanks; 160,202 for Mr. Hawkins; 12,175 for Mr. Wesolowski; and 16,350 for Mr. Cruz.

(2)	Ownership information provided for Mr. Rolls is provided as of the date he left the Company, January 31, 2006.

Non-management Directors/Nominees	Shares Owned(1)
Zoë Baird	17,000
John F. Barrett	87,068	(2)
David B. Dillon	58,000
Eric C. Fast	47,500
Joseph E. Gibbs	52,500
Roger L. Howe	146,300
Steven C. Mason	78,300
Philip A. Odeen	60,000
Sidney A. Ribeau	34,000
David R. Whitwam	17,000

(1)

Includes Common Shares subject to outstanding options which are exercisable by such individuals within 60 days. The following Common Shares subject to such options are included in the totals: 17,000 Common Shares for Ms. Baird and Mr. Whitwam; 51,000 Common Shares for Messrs. Dillon and Odeen; 42,500 Common Shares for Messrs. Fast and Gibbs; 45,500 Common Shares for Mr. Howe; 77,300 Common Shares for Mr. Mason; 69,300 for Mr. Barrett; and 34,000 Common Shares for Dr. Ribeau. Does not include the following aggregate number of (i) Common Share equivalents credited to such individual’s accounts under the Directors Deferred Compensation Plan described on pages 50 and 51 and (ii) Common Shares issuable under the time based restricted stock units granted in 2004, 2005 and 2006 to each non-management Director described on page 50: 23,769 for Ms. Baird; 15,416 for Mr. Barrett; 12,600 for Mr. Dillon; 27,777 for Mr. Fast; 12,600 for Mr. Gibbs; 13,624 for Mr. Howe; 33,261 for Mr. Mason; 13,446 for Mr. Odeen; 27,775 for Dr. Ribeau; and 16,177 for Mr. Whitwam.

(2)

Includes 1,568 Common Shares held directly by members of Mr. Barrett’s family who have the same home address as Mr. Barrett but as to which he disclaims beneficial ownership. Does not include Common Shares held by The Western and Southern Life Insurance Company and its affiliates for which Mr. Barrett serves as Chairman of the Board, President and Chief Executive Officer. Mr. Barrett disclaims beneficial ownership of the Common Shares held by The Western and Southern Life Insurance Company and its affiliates.

On February 28, 2007, Convergys Directors and executive officers (a total of 16 people) owned 3,065,368 Convergys Common Shares, of which 2,693,666 were subject to outstanding options, representing approximately 2.19% of the outstanding Common Shares.

COMPENSATION AND BENEFITS COMMITTEE REPORT

The Compensation and Benefits Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K that is contained on pages 19 through 31 and, based on that review and discussion, the Compensation and Benefits Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation and Benefits Committee

David R. Whitwam, Chair
David B. Dillon
Eric C. Fast
Joseph E. Gibbs

COMPENSATION DISCUSSION AND ANALYSIS

Principles of Executive Compensation Program

The Company’s executive compensation program is based on the following principles:

•	compensation should be related to performance and align the interests of executive officers to the long-term interests of shareholders;

•	individual compensation targets should take into consideration competitive market conditions and provide incentives for superior Company performance;

•	actual pay amounts should take into consideration the Company’s and the individual’s performance over both the prior year and the long-term;

•	compensation should be based on both qualitative and quantitative factors; and

•	compensation should enable the Company to attract and retain the management necessary to lead and manage the Company.

Process for Setting Executive Compensation

The Compensation and Benefits Committee (the “Committee”) reviews annually and recommends to the independent Directors for approval, the base salary, annual incentive target and long-term incentive awards of the CEO. These reviews are performed in an executive session that excludes all members of management.

The Committee also reviews annually and approves the base salary, annual incentive target and long-term incentive awards of the President and Chief Operating Officer (“President and COO”), the Chief Financial Officer (“CFO”), the SVP and General Counsel (“CLO”), the SVP Human Resources, the Controller and any other executive officers. Members of management whose compensation is affected by these reviews are not present during such discussions.

Other elements of executive compensation and benefits, that is retirement and welfare benefits, perquisites, and severance and change-in-control benefits, are also reviewed regularly by the Committee.

Agendas for the Committee meetings are set through a collaborative process involving the Chairman of the Committee, the CEO, and the SVP Human Resources, who serves as secretary to the Committee. The agenda is driven by a combination of standing topics covered regularly and generally at the same meeting each year, topics the Committee members request be reviewed and/or addressed, and topics that management recommends the Committee consider.

All members of the Committee qualify as independent directors under the listing standards of the NYSE and also qualify as “Outside Directors” under Section 162(m) of the Internal Revenue Code and are “Non-Employee Directors” as defined in Rule 16b-3(b)(3) under the Exchange Act. In June, 2006, the Committee selected, retained and began working with an outside compensation consultant, Mercer Human Resource Consulting. This consultant reports directly to the Committee and assists it in evaluating and analyzing:

•	the Company’s executive compensation program, principles and objectives; and

•	specific compensation and benefit design recommendations presented by management.

Management works with its own compensation consultant, Towers Perrin, in providing recommendations to the Committee regarding executive compensation and benefits.

The Committee’s decisions regarding executive compensation and benefits have been guided by the principles outlined above, which principles have been regularly reviewed and have changed over time. The Committee believes that each element of compensation is an integral part of the executive compensation program and each is necessary to carry out the principles of its executive compensation program. The Committee has reviewed the individual compensation items that make up each element of compensation and has determined that:

•	the provision of that item of compensation continues to be generally consistent with one or more of the executive compensation principles; and

•

the amount of compensation provided by that item is reasonable, primarily based on market survey data for benchmarked positions as supplied by the Committee’s and/or management’s consultant as well as internal equity considerations.

This process does not involve a specific mapping back to each executive compensation principle for each item of compensation nor does it involve a precise, scientific or mathematical formula for determining each item of executive compensation. Rather, the process involves consideration of market practice data and information provided by consultants and management, followed by discussion among the Committee members and management, and, ultimately, decisions based on the best judgment of the Committee. The Committee believes that this process is the best, most effective method for setting and/or making modifications to executive compensation.

The Committee intends to perform a comprehensive review of all elements of its executive compensation program in 2007, including all executive employment agreements.

Benchmarking Process

Base salary, annual incentive targets and long-term incentive targets are established each year through a benchmarking process. Each of these elements of compensation are benchmarked to the 50th percentile of the compensation peer group. The compensation peer group is principally made up of:

•	publicly-held companies in industries similar to the Company’s;

•	companies with which the Company competes for executive talent;

•	the Company’s direct business competitors; and

•	companies that compete with the Company for investment dollars.

The compensation peer group used in setting base salary, annual incentive targets and long-term incentive targets for 2006 included the following 29 companies:

Accenture	Imation Corp.
Advo Inc.	IMS Health Inc.
Alliance Data Systems, Inc.	Lucent Technologies
Automatic Data Processing	Sprint Nextel Corp.
Avaya Inc.	Nortel Networks
Ceridian Corporation	Novell, Inc.
CA, Inc.	Oracle Corporation
Crown Castle International Corp.	Pitney Bowes
Electronic Data Systems Corporation	Sabre Holdings
EMC Corporation	Siebel Systems
Emdeon Corporation	Symbol Technologies, Inc.
Equifax Inc.	The Reynolds and Reynolds Company
First Data Corporation	Unisys
Fiserv Inc.	Yahoo Inc.
GTECH Holdings Corporation

The results of the benchmark analysis are size-adjusted to reflect differences between the Company’s revenue size and the revenue size of the peer group companies. Individual base salaries and annual and long-term incentive targets are set within a range of +/- 15% around the 50th percentile, based on the executive’s individual performance in the prior year relative to his peers, the executive’s future potential, and the scope of the executive’s responsibilities and experience. This method of setting base salaries and annual and long-term incentive targets enables the Company to attract and retain those individuals who are necessary to lead and manage the Company while enabling it to differentiate between executives and levels of performance and responsibility.

This benchmarking process is also used to determine the appropriate allocation between long-term incentive compensation and current/annual compensation. For 2006, based on the benchmark results, 61%, 58%, 52%, 49% and 26% of the total direct compensation opportunity for Messrs. Orr, Dougherty, Shanks, Hawkins and Wesolowski, respectively, was allocated to long-term incentive compensation designed to incent shareholder return as more fully described below.

In establishing current base salary and annual and long term incentive targets, the Committee does not believe it is appropriate to take into account payments made or compensation earned by executive officers as a result of awards granted in prior years. For example, the fact that the 2006 annual incentive award paid out above target level and the long-term incentive award paid out below target level did not affect the Committee’s decision on the annual and long-term incentive award opportunities being granted in 2007. The Committee believes that it would be inconsistent with its executive compensation principles that compensation be related to performance and provide incentives for superior Company performance, to adjust future compensation (either up or down) based on compensation earned under previously granted awards.

Other elements of compensation, including perquisites, retirement and welfare benefits and severance and change-in-control payments and benefits are reviewed periodically to ensure that they continue to remain both competitive and reasonable based on market survey data obtained from various sources at the time of the review. The market survey data obtained for this purpose is not typically customized for the Company. The survey results are used by the Committee and the Company as a general gauge of the overall reasonableness and competitiveness of the benefits. Neither the Committee nor the Company believe that the cost of a customized benchmark analysis of these types of benefits is justified.

Components of Executive Compensation

Following is a list of each element of executive compensation:

•	Base salary
•	Annual incentive

•	Long-term incentives

•	Perquisites

•	Retirement and welfare benefits

•	Severance/change-in-control payments and benefits

Base Salary. Effective January 1, 2006, based on the benchmarking process described above, the base salaries reported in the Summary Compensation Table on page 32 were approved by the Committee. Mr. Dougherty’s base salary reflects:

•	his base salary rate in effect from January 1, 2006 through August 31, 2006 (which was the same base salary rate in effect for him at the end of 2005); and

•	the base salary rate in effect for him from September 1, 2006 through the end of the year.

The Committee approved an increase in Mr. Dougherty’s base salary in September, 2005 due to his promotion to President and COO at that time. Because this increase had just been made, no adjustment to his base salary was made going into 2006. However, due to the increased responsibilities Mr. Dougherty assumed over the course of 2006 and based on his performance over the prior 12 months, the Committee approved a mid-year increase to Mr. Dougherty’s base salary, along with a corresponding increase in his annual incentive target.

Annual Incentive. Reflective of the Company’s pay for performance executive compensation principle, annual incentives are designed to incent performance against annual targets and specific short-term goals.

For fifty percent of the annual incentive opportunity, an adjusted earnings per share target (adjusted to exclude benefits from earnings of the cellular partnerships and the share repurchase program because these items are not reflective of operational results and/or management’s performance) is used as the sole objective performance criteria. The Committee believes this measure is consistent with the interests of shareholders and believes it is the best way to ensure that all executives work toward consistent, common goal. The Committee believes that earnings per share is the best objective performance criteria for the annual incentive plan because earnings per share is the primary driver of the market and therefore is the optimal short-term performance measure. For those executives whose compensation is subject to the limitations of Section 162(m) of the Internal Revenue Code, the portion of their annual incentive payout based on adjusted earnings per share is paid pursuant to the terms of the Annual Executive Incentive Plan, a plan designed to satisfy the requirements of Section 162(m) for deductible compensation.

The Committee also recognizes that individual performance against a specific set of pre-determined goals is important to overall Company performance. Therefore, fifty percent of the annual incentive opportunity is based on personal performance against individual, pre-established quantitative and qualitative goals for each executive officer.

The payout opportunity based on levels of achievement of the adjusted earnings per share target are reflected in the following table:

% Achievement	% Payout as a % of Adjusted EPS Target Opportunity
<85%	0%
85%	50%
100%	100%
105%	150%
115% or greater	200%

The payout opportunity for the annual incentive based on achievement of individual goals can also range from a minimum of 0% to a maximum of 200%.

The Committee may from time to time, in its discretion and when it deems appropriate for retention or other good reasons, approve additional bonus payments and has done so from time to time in the past. For 2006, no such additional, discretionary bonus payments were made.

Consistent with the management’s efforts to transform the Company into a higher performing organization, the Company has implemented a disciplined, metrics-based performance management program designed to drive performance and accountability. The program involves the identification of the key business drivers and the establishment of defined metrics and targets related to the business drivers. The metrics and targets are regularly reviewed by management and provide an immediate and clear picture of performance and enable management to quickly respond to both potential problems as well as potential opportunities. This program is also used to establish and track corresponding, applicable metrics and targets for individual management employees. At the end of the year, the results from this program are a factor in determining the level of payout for the personal performance portion of the annual incentive for eligible employees, including the named executive officers included in the Summary Compensation Table on page 32 (“NEOs”).

In 2006 the program was used in the development of each NEO’s individual goals. These goals included the following:

For Mr. Orr:

•	increase net revenue, operating income and earnings per share by targeted amounts over 2005;
•	streamline organizations and assets to drive increased efficiency and effectiveness and reduce expenses;

•	increase use of technology to drive differentiation and increase margins;

•	execute business unit operating plans in line with strategy; and

•	performance management goals, including appraisal completion, goal setting, development plans and coaching.

For Mr. Dougherty:

•	achievement of net revenue and operating income targets;

•	financial and operational goals for the business units;

•	client satisfaction goals;

•	workforce management goals, including attrition reduction, productivity and utilization; and

•	performance management goals, including appraisal completion, goal setting, development plans and coaching.

For Mr. Shanks:

•	increase in net revenue, operating income and earnings per share by targeted amounts over 2005;

•	streamline organizations and assets to drive increased efficiency and effectiveness and reduce expenses;

•	increase free cash flow;

•	deliver consistent and effective investor communications;

•	build comprehensive strategic plans for the company and its businesses; and

•	performance management goals, including appraisal completion, goal setting, development plans and coaching.

For Mr. Hawkins:

•

financial goals specific to the business/resource units he is responsible for managing, including maximizing economic incentives for corporate operations and reducing risks associated with employee and vendor actions;

•

strategic and operational goals specific to each business/resource unit he is responsible for managing, including maintaining safeguards for the Company’s confidential and proprietary information, protection of intellectual property and corporate reputation, and management of external and internal communications;

•	ensuring the Company’s compliance with applicable legal and regulatory requirements;

•	personal and professional development goals for himself and his direct reports; and

•	performance management goals, including appraisal completion, goal setting, development plans and coaching.

For Mr. Wesolowski:

•	leading the Company’s financial reporting and control activity;

•	ensuring the Company’s compliance with Sarbanes Oxley’s Section 404 internal control requirements;

•	delivering clear communications to management regarding financial results;

•	increasing efficiency by reducing adjusted accounting costs to below 2005 total spend level and implementing accounts payable solutions that reduce costs and improve accuracy; and

•	performance management goals, including appraisal completion, goal setting, development plans and coaching.

The individual goals that have been established for each executive are challenging and attainable with good performance and are consistent with the Company’s strategic and business goals.

For 2006, a payout for the earnings per share portion of the annual incentive award (50% of the total annual incentive award) could have been earned if adjusted earnings per share was between $.89 and $1.20. Performance within this range would have resulted in a payout ranging from 85% to 200% of target. If adjusted earnings per share was above $1.20 the resulting payout would have been capped at 200%. The actual adjusted earnings per share for 2006 were $1.11 which corresponded to a 155% payout, in accordance with the schedule pre-determined by the Committee at the beginning of 2006. The 2006 adjusted earnings per share was 21% higher than the 2005 adjusted earnings per share. For 2004 and 2005, the payout based on adjusted earnings per share was 52% and 77%, respectively, of the target payout.

Also for 2006, the following levels of individual performance led to the following payout levels for the individual performance portion of the 2006 annual incentive:

Mr. Orr exceeded expectations with respect to his net revenue, operating income, earnings per share and performance management goals. He met his goal of streamlining organizations and assets to drive increased efficiency and effectiveness and reduce expenses and his goal of increasing the use of technology to drive differentiation and increase margins. The execution of all business unit operating plans in line with strategy was not fully achieved, however, significant progress towards this goal was achieved. Based not only on what Mr. Orr accomplished but also how he accomplished it, Mr. Orr received a 120% payout with respect to the individual performance portion of his annual incentive target.

Mr. Dougherty exceeded expectations with respect to net revenue, operating income and earnings per share goals and workforce management goals. He did not fully achieve his goals with respect to financial and operational targets for all business units. He came very close to fully achieving his client satisfaction and performance management goals. Based not only on what Mr. Dougherty accomplished but also how he accomplished it, Mr. Dougherty received a 121.9% payout with respect to the individual performance portion of his annual incentive target.

Mr. Shanks exceeded expectations with respect to his goals of increasing net revenue, operating income and earnings per share over 2005 and increasing free cash flow. He met his goals of streamlining organizations and assets to drive increased efficiency and effectiveness and reduce expenses; delivering consistent and effective investor communications; and managing the performance of his direct reports. He did not fully achieve his goal of building comprehensive strategic plans for the company and its businesses, however, significant progress was made towards this goal. Based not only on what Mr. Shanks accomplished but also how he accomplished it, Mr. Shanks received a 119% payout with respect to the individual performance portion of his annual incentive target.

With two exceptions, Mr. Hawkins successfully accomplished all of his 2006 goals. He did not fully achieve his performance management goals and his goals with respect to corporate communications, however, significant effort and progress was made towards achieving these goals. Based not only on what Mr. Hawkins accomplished but also how he accomplished it, Mr. Hawkins received a 105% payout with respect to the individual performance portion of his annual incentive target.

Mr. Wesolowski successfully achieved and in certain cases exceeded expectations with respect to his goals of leading the Company’s financial reporting and control activities; effectively communicating financial results to management; implementing an accounts payable solution designed to reduce costs and improve accuracy; and managing the performance of his direct reports. He did not meet his goal of reducing adjusted accounting costs to below 2005 total spend level due primarily to circumstances beyond his control. Mr. Wesolowski also successfully led the implementation and/or completion of several other projects that were not anticipated for 2006 but which were important to the success of the Company. Based not only on what Mr. Wesolowski accomplished but also how he accomplished it, Mr. Wesolowski received a 121% payout with respect to the individual performance portion of his annual incentive target.

The Committee also approved a 100% payout for Mr. Cruz on the individual performance portion of his annual incentive target, prorated based on his departure date. Due to Mr. Cruz’s departure in September, he did not fully achieve the individual goals that had been established for him but he was on target as of his departure. Mr. Cruz’s goals included building a high performance culture through a robust performance management and talent management system, driving the human resources organization to be “best in class”, achieving staffing and retention needs of the business and resource units, and managing the performance of his direct reports.

These levels of achievement of earnings per share and individual goals resulted in the total annual incentive payments reflected in the Summary Compensation Table on page 32.

Long-Term Incentives. Reflective of the Company’s executive compensation principle of rewarding long-term performance, long-term incentives are designed to incent performance against the Company’s long-term goal of generating shareholder return. Long-term incentives are primarily structured to provide compensation in the form of equity, thereby also furthering the Company’s executive compensation principle that compensation be designed to align the interests of executives with those of the Company’s shareholders.

In 2003, the Committee approved a change in the Company’s long-term incentive program from a stock option-only approach, to a program that uses a combination of performance-based restricted stock units, time-based restricted stock units and performance cash. The Committee believed, and continues to believe, that this revised program:

•	provides a stronger, more direct link between pay and performance since stock price can be driven by market conditions as much as by actual Company performance;

•	is consistent with market trends in executive compensation and long term incentives; and

•	reduces share utilization and long term incentive compensation expense.

Long-term incentives consist of the following three components:

•

Time-Based Restricted Stock Units. Fifty percent of the long-term incentive target value is awarded in the form of time-based restricted stock units that become fully vested after three years (or earlier in the case of death, disability, retirement or involuntary termination without cause).

•

Performance-Based Restricted Stock Units. Fifty percent of the long-term incentive target value is awarded in the form of performance-based restricted stock units, which are earned based on total shareholder return compared to the total shareholder return of all other S&P 500 companies.

•

Performance Cash Units. Performance cash units are also granted pursuant to terms more fully described below. These awards provide compensation in excess of the long-term incentive target value in case of total shareholder return relative to all other S&P 500 companies in excess of the 50th percentile.

Below is a description of the key features of the performance-based restricted stock units and performance cash units.

•

Performance measure. The performance measure for performance-based restricted stock units and performance cash units is the Company’s total shareholder return over the performance period relative to total shareholder return of the companies in the peer group described below.

•

Performance targets. Performance must be at the 34th percentile before any portion of the performance-based restricted stock units vest and full vesting occurs only if performance is at or above the 50th percentile. For performance cash units, the minimum threshold performance before any payout is made is performance above the 50th percentile and full payout occurs only if performance is at or above the 80th percentile (or 90th percentile in the case of the 2004 and 2005 awards).

•

Peer Group. Pursuant to a change approved by the Committee in December, 2006 the peer group used for all outstanding performance-based long-term incentive awards is the S&P 500 member companies as of the end of each performance period. Previously, the peer group consisted of a small group of the Company’s primary competitors. Many of the companies in the previously approved peer group had undergone significant changes which made comparison to the performance of those companies either impossible or irrelevant. For example, two of the peer group companies had been acquired by another company, one had ceased to be publicly traded and one had sold the part of its business that competed with the Company. The Committee decided, therefore, that a change to a peer group consisting of all S&P 500 member companies would significantly reduce the volatility created by corporate merger and acquisition activity, provide a more meaningful measure of the company’s performance, be more transparent, and more easily understood by, and communicated to, both plan participants as well as shareholders.

•

Performance Period. Also in December, 2006, the Committee amended all outstanding performance-based restricted stock unit awards to provide that the performance period would be limited to a single three consecutive calendar year period. If target performance is not fully achieved at the end of the three year period beginning with the calendar year in which the award was granted, the shares subject to that portion of the award that is not paid out are forfeited. Previously, the awards provided for rolling three year performance periods over a six year period. In the past, if target performance was not fully achieved in the first performance period, shares not paid out remained subject to the award and additional subsequent opportunities for payout were available based on performance over the succeeding performance periods.

•

Timing of Payout. Performance-based awards are generally paid out after the end of the performance period and certification of the performance results by the Committee. However, the Committee amended the awards so that payout of the 2004, 2005 and 2006 performance-based awards for Messrs. Orr, Dougherty, Shanks and Hawkins will not occur until after termination of employment.

The Company believes that using total shareholder return over a three year period as the performance measure for performance-based long term incentive awards is the best way to tie executive compensation to the creation of long-term value for shareholders.

The Company’s total shareholder return for the period 2004 through 2006 was 36.7%, which placed the Company in the 45th percentile when compared to the total shareholder return of the S&P 500 peer group. Per the approved payout schedule, 85% of the 2004 performance-based restricted stock units was paid out and 15% was forfeited. The following earned payouts under the 2004 performance-based restricted stock unit awards were approved by the Committee in February, 2007:

NEO	Target Payout	Earned Payout
Orr	82,700 shares	70,295 shares
Dougherty	31,000 shares	26,350 shares
Shanks	28,500 shares	24,225 shares
Hawkins	20,000 shares	17,000 shares
Wesolowski	1,500 shares	1,275 shares
Cruz	6,500 shares	5,525 shares

As described above, these shares will be issued to each NEO (other than Mr. Wesolowski and Mr. Cruz) following retirement or other termination of employment. Mr. Wesolowski’s and Mr. Cruz’s shares were issued to them in February, 2007.

All of the performance-based long-term incentive awards are granted under and pursuant to the terms of the Convergys Corporation 1998 Long Term Incentive Plan, as amended, a plan designed to satisfy the requirements of Section 162(m) of the Internal Revenue Code for deductible compensation.

All long-term incentive awards (including stock options granted after June, 2001) contain a claw back provision which provides for the forfeiture of outstanding awards and requires return of any income recognized with respect to awards that were paid out within the last six months in the event the employee engages in certain activity detrimental to the Company including, disclosing confidential information, competing against the Company, interfering with the Company’s client relationships, disparaging the Company, encouraging Company employees to terminate their employment with the Company, or retaining Company property following termination.

Perquisites. The Company provides certain perquisites to its NEOs. The Committee believes these perquisites are reasonable and appropriate based on the results of market surveys reviewed from time to time. The perquisites assist in the attraction and retention of the NEOs and, in the case of certain perquisites, promote the health, safety and efficiency of the NEOs.

Use of Company Aircraft. The Company permits executives, and, in the case of Mr. Orr and Mr. Dougherty encourages such executives, to use aircraft leased by the Company for business travel in order to make more secure and efficient use of their travel time. The Company also permits Messrs. Orr, Dougherty, Shanks and Hawkins to use the Company aircraft for personal travel. Executives are permitted to have their spouse and/or other family members accompany them when they use the aircraft if there is space available. Mr. Orr is required to reimburse the Company for variable costs incurred by the Company for personal use to the extent such costs exceed $75,000 in a year. The Company does not gross up for any taxes paid by executives for personal use by themselves and/or their spouse or other family members. Information concerning the incremental costs to the Company of Mr. Orr’s personal use of Company-provided air transportation is set forth in footnote 5 to the Summary Compensation Table on page 33.

Automobile Allowance. The Company provides a monthly automobile allowance in an amount equal to $1,400 per month for Mr. Orr, $1,065 per month for Messrs. Dougherty, Shanks and Hawkins and $850 per month for Mr. Wesolowski.

Financial Planning and Legal Services. The Company reimburses the NEOs for financial planning and legal services in an amount up to $10,000 in the case of Mr. Orr, $7,500 in the case of Messrs. Dougherty, Shanks and Hawkins and $5,000 in the case of Mr. Wesolowski.

Enhanced Long-Term Disability Benefit. The Company provides the NEOs and other senior executives of the Company with an enhanced long-term disability benefit. This enhanced benefit provides a supplemental replacement income benefit of 15% of average monthly compensation in addition to the normal replacement income benefit of 60% of average monthly compensation in the event of a disability. In the case of a catastrophic disability, the plan provides a replacement income benefit of up to 100% of the executive’s average monthly compensation.

Annual Physical. The Company also provides to each of the NEOs, other than Mr. Wesolowski, an annual, comprehensive physical examination through a partnership established with a local health care provider.

Retirement and Welfare Benefits

Retirement Benefits. The Company provides to the NEOs retirement and savings plan benefits described below and on pages 41 through 44. Market survey data provided by The Ayco Company and most recently reviewed by the Company in 2005 indicates that these benefits are comparable to benefits provided by the 250 companies that participated in the survey and, as a result, these benefits are viewed as both reasonable and an important tool in the attraction and retention of the NEOs as well as other employees eligible to participate in these benefit plans.

•

Executive Deferred Compensation Plan. The Executive Deferred Compensation Plan is offered to approximately 1,000 of the Company’s senior management employees. The plan enables these individuals to defer compensation in excess of the limits that apply to qualified plans, like the Company’s 401(k) plan, and provides for a Company matching contribution. Earnings on amounts credited to the plan are determined by reference to investment options selected by each participant and similar to those offered to participants under the Company’s 401(k) plan. Additional information about the plan can be found on page 44.

•

Non-Qualified Pension Plan. The Company’s non-qualified pension plan provides a pension benefit to individuals whose pension benefit under the qualified pension plan is reduced or capped due to IRS limitations applicable to that plan.

•

Supplemental Executive Retirement Plan. Each NEO other than Mr. Wesolowski is eligible to participate in the Supplemental Executive Retirement Plan (“SERP”). This plan provides a supplemental retirement benefit designed to attract and retain executives. It is also designed to enable the Company to attract mid-career executives who add value with their business experience and knowledge but who might otherwise be more difficult to attract because of the loss of retirement benefits they might experience as a result of a mid-career change. Over the course of its last three meetings, the Committee has undertaken an in depth review and analysis of the SERP and its provisions. While the Committee has determined that the SERP remains a valuable and critical tool in the attraction and retention of the executives necessary to lead the organization, it has also determined that some changes needed to be made to bring the SERP in line with market practice. The following changes were recently approved by the Committee based on market survey data and analysis presented to the Committee by Towers Perrin:

•

The full annual benefit of 50% of the executive’s final average pay (offset by the executive’s qualified pension benefit) is reduced if the executive has not attained at least age 62 and completed 25 years of service at retirement. The reduction is 3.5% for each year of age under age 62 and 3.5% for each year of service under 25 years. Previously, the SERP provided for a reduction in increments of 2.5% if the sum of executive’s age and service at retirement did not equal at least 75.

•

Executives will become vested upon completing five years of service. Previously, vesting did not occur until the executive had attained at least age 55 and completed 10 years of service. For the purpose of determining vesting, additional service credit will not apply.

•	Benefits will commence at retirement but not before the executive would have attained age 55 and completed 10 years of service.

In addition, the Committee has approved the following additional service credits under the SERP for Mr. Hawkins and Mr. Shanks:

•

For purposes of calculating Mr. Hawkins’ benefit under the SERP at retirement or other termination, he is credited with two years of service as of his hire date plus one additional year of service for each year of service completed until a maximum of 25 years of service credit is reached.

•

For purposes of calculating Mr. Shanks’ benefit under the SERP at retirement or other termination, he is credited with one additional year of service for each year of service completed until a maximum of 25 years of service credit is reached.

The modifications described above do not affect Mr. Orr, who, in 2004 was vested under the SERP and became eligible to retire with an unreduced benefit. Mr. Orr’s benefit under the SERP is an annual benefit payable for his life equal to 55% of his final average pay, offset by his qualified pension benefit.

There are currently seven executives (including Mr. Orr) who participate in the plan. The Committee recently agreed to extend participation in the SERP to Clark Handy, SVP Human Resources. For purposes of calculating Mr. Handy’s benefit under the SERP, he will be credited with one additional year of service for each year of service completed up to a maximum of 5 years of additional service credit. No additional executives will be added to the SERP without the approval of the Committee.

The Committee believes that the SERP is an important tool in the attraction and retention of the senior executives necessary to lead the business.

Welfare Benefits. With the exception of a special executive life insurance benefit (described in the next paragraph), the enhanced long term disability benefit described on page 27 and the annual Company-paid physical described on page 27, the Company provides to the NEOs the same health and welfare benefits provided generally to all other employees of the Company, at the same general premium rates as charged to such employees. In addition, the NEOs are eligible for the same post-retirement health care benefits offered to all corporate employees and Information Management employees in the event of retirement after satisfaction of certain age and service requirements. These post-retirement benefits include continued medical, dental and vision benefits. The cost of the post-retirement programs is subsidized by the Company for all eligible retirees including any NEOs.

The Company provides the NEOs and other executive level employees with an executive life insurance benefit, through a split-dollar endorsement arrangement, equal to three times base salary during employment and one times base salary after retirement. Due to special tax rules that apply to split-dollar life insurance arrangements, this life insurance benefit is a taxable benefit. The Company believes that in order to maximize the value of this benefit for executives and consistent with market survey data, it is appropriate to gross up executives for taxes owed as a result of the imputed income associated with such benefit.

Severance/Change-in-Control Payments and Benefits

The Company provides certain severance and change-in-control payments and benefits. These payments and benefits and applicable payment triggers are described in more detail on pages 45 through 49. As described below, these benefits were important to attracting certain of the NEOs at the time they were hired by the Company. In the case of each NEO, other than Mr. Wesolowski, these benefits were provided pursuant to employment contracts.

At the time of the corporate transaction that resulted in the establishment of the Company and its initial public offering, the Company entered into agreements with Mr. Orr and Mr. Dougherty which continued the same level of severance and change-in-control benefits that were in place as part of their employment with Cincinnati Bell Inc., the Company’s previous parent company.

When Mr. Hawkins and Mr. Shanks were hired in 2000 and 2003 respectively, this same level of severance and change-in-control benefits was established through negotiations with these individuals at that time.

In the case of Mr. Wesolowski, the severance benefits to which he would be entitled upon an involuntary termination without cause, are payable pursuant to a severance pay plan adopted by the Company in July, 2006. Generally all employees employed at the same level as Mr. Wesolowski are eligible to participate in this plan. The plan was adopted as a tool to ensure the continued retention of executives at this level and was intended to formalize the severance pay practice and guidelines that the Company has typically applied in the context of involuntary terminations.

The amount payable to Mr. Wesolowski in the event his employment is terminated or constructively terminated within 2 years of a change-in-control, is payable pursuant to a plan covering generally all employees of the Company. The plan provides the same level of benefits to all employees based on their age and service at the time of termination. The plan was adopted by the Company shortly after its establishment and initial public offering as a means of ensuring employee retention.

In February, 2006 the Committee reviewed the level of severance and change-in-control payments and benefits and determined that the level of payments and benefits that should be offered to executive officers hired to fill the NEOs’ positions (other than the CEO) in the future would be based on current market survey data. Effective March 1, 2006, these benefits will be:

•	a cash payment equal to one times base salary, annual incentive and benefits for a termination without cause other than in a change-in-control; and

•

a cash payment equal to two times base salary, annual incentive and benefits (plus a gross-up for taxes imposed under Code Section 280G) for an actual termination or a constructive termination (defined as a reduction in compensation or benefits, a substantial reduction in responsibilities or position, or a change in reporting relationship or location) in a change-in-control.

In February, 2006 the Committee also reviewed the level of severance and change-in-control payments and benefits and determined that the level of payments and benefits which should be offered to any executive officer hired to fill the CEO position in the future would be based on current market survey data. Effective March 1, 2006, these benefits will be:

•	a cash payment equal to two times base salary, annual incentive and benefits for a termination without cause other than in a change-in-control; and

•

a cash payment equal to three times base salary, annual incentive and benefits (plus a gross-up for taxes imposed under Code Section 280G) for an actual termination or a constructive termination (defined as a reduction in compensation or benefits, a substantial reduction in responsibilities or position, or a change in reporting relationship or location) in a change-in-control.

The Long Term Incentive Plan was also amended by the Board in February, 2007 to provide that for performance cash unit awards granted on or after February 20, 2007, in the event of a change-in-control, such awards will payout based on actual performance through the date of the change-in-control. Performance cash unit awards granted prior to this date provide for payout at the maximum level in the event of a change-in-control. Like the other changes made to the level of severance and change-in-control payments, this change was made in order to bring the long-term incentive awards in line with market practice.

The Committee believes that the level of severance and change-in-control benefits for future hires, as recently revised, is reasonable and will enable it to continue to attract and retain the management necessary to lead and manage the Company.

Stock Ownership Guidelines

Consistent with its executive compensation principle that compensation should be designed to align the interests of executives with those of the Company’s shareholders, the Company has established the following Common Share ownership guidelines for the CEO and those executives who report directly to the CEO:

CEO	5 times base salary
CEO direct reports	3 times base salary

Stock options, including vested stock options, and unvested performance-based restricted stock units are not included in determining whether an executive has achieved these ownership levels. Executives subject to the guidelines have four years from the date they first become subject to the guidelines to achieve the required stock ownership.

As illustrated in the table below, the Common Share ownership by each of these executives is in excess of the guideline requirements.

NEO	Ownership Requirement	Actual Ownership*
Orr	$4,820,000	$14,650,239
Dougherty	$1,800,000	$7,248,738
Shanks	$1,365,000	$3,811,553
Hawkins	$1,185,000	$3,506,028

*	Based on the closing market price of Common Shares on December 29, 2006 of $23.78.

Timing of Equity Awards

Annual Grant Practice. Equity grants are made annually. Details regarding the grants including the terms of the grants, the recipients, the size of the grants and the date of grants are reviewed and approved by the Committee, usually during its meeting in February. At that time, the date of grant is also determined by the Committee. The grant date is typically a date at the end of the first quarter but within the first 90 days of the start of the year. This timing is chosen in order to comply with the requirements of Section 162(m) of the Internal Revenue Code and allocate related grant expense appropriately. Under certain circumstances, including for example, a reorganization that involves a reduction in force, the Committee might set the grant date (or change the grant date) with respect to a particular group of employees (other than executive officers subject to Section 162(m)) on a date after the date when the reductions are expected to have been completed. In the case of stock options, the exercise price is set at the average of the high and low price on the NYSE of Common Shares on the date of grant.

New Hire Grant Practice. If an executive level employee is hired or promoted during the year after the annual grant has been made, such employee may be eligible to receive an equity award. In this case, unless the individual is an officer of the Company, the CEO has the authority to approve the grant within guidelines established by the Committee. If the individual is an officer of the Company, only the Committee has authority to approve an equity award to such individual. Awards are made effective on the later of the executive’s date of hire/promotion or the date the grant is approved by the CEO or the Committee, as applicable. The CEO reports to the Committee at each committee meeting all awards he has approved under these circumstances since the last meeting.

Grant Policy. Due to the process described above for the timing of grants, the Company does not believe a formal plan providing for coordination between the timing of annual and new hire equity grants and the release of material non-public information is necessary.

Past Practice. The Company does not, nor has it in the past, timed its release of material non-public information for the purposes of affecting the value of equity compensation. The Company has conducted a review of its past stock option grants, and has determined that no such grants have been timed to the release of material non-public information nor have any stock option grants been back-dated.

Tax and Accounting Treatment of Executive Compensation

In determining the amount and form of compensation granted each year to its executives, the Company takes into account both the tax treatment and the accounting treatment of such compensation. However, the tax and accounting treatment of various forms of compensation is subject to changes in, and changing interpretations of, applicable laws, regulations and rules as well as other factors not necessarily within the Company’s control. Thus, tax and accounting treatment is merely one of many factors that the Company takes into account in designing certain elements of compensation.

Section 162(m) of the Internal Revenue Code limits the federal income tax deduction for compensation paid to the NEOs to $1,000,000 per year, but contains an exception for certain performance-based compensation. Executive compensation is structured to maximize the amount of compensation expense that is deductible by the Company when in its judgment it is appropriate and in the best interests of the Company and its shareholders. Both the annual and long-term incentive plans are structured such that part of the compensation paid under those plans will satisfy the performance-based compensation exception under Section 162(m). However, the deductibility of an executive’s total annual compensation can depend upon the timing of an executive’s vesting or exercise of previously granted rights, as well as other factors beyond the Company’s control. Therefore an executive’s compensation is not necessarily limited to that which is deductible under Section 162(m).

For 2006, all compensation paid to the NEOs, other than Mr. Orr and Mr. Dougherty, was fully deductible by the Company. Mr. Orr and Mr. Dougherty’s non-deductible compensation for 2006 was attributable primarily to the income they recognized as a result of the vesting of restricted stock originally granted to them in 2002. In addition, due to limitations on the deductibility of certain costs associated with the use of Company-provided aircraft, a small tax deduction was lost by the Company for such use.

Summary

Both the Committee and the Company believe that the total compensation paid to the NEOs is fair, reasonable and competitive and consistent with its executive compensation principles.

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation paid or earned by each of the NEOs for the fiscal year ended December 31, 2006.

The Company has employment agreements with Messrs. Orr, Dougherty, Shanks and Hawkins which provide for their employment and retention for four years commencing on August 13, 1998 in the case of Messrs. Orr and Dougherty, November 13, 2003 in the case of Mr. Shanks and May 28, 2001 in the case of Mr. Hawkins, subject to automatic one year extensions on the third anniversary of the employment agreement effective date and each subsequent anniversary. The employment agreements provide a minimum annual base salary, a minimum annual incentive target, and annual grants of long-term incentives with a minimum present value. If their employment is terminated within two years after a change in control other than for death, disability or cause, or if they elect to leave within 90 days after a change in control, they will receive lump sum payments equal to three times the sum of their base salary and annual incentive targets, and benefits will continue to be provided for three years. If their employment is terminated by the Company without cause, they will receive lump sum severance payments equal to their base salary and annual incentive targets for the remainder of the employment agreement term (but not less than two times the sum of their base salary and annual incentive targets), and benefits will continue to be provided for the remainder of the employment agreement term (or, if longer, for two years). Mr. Wesolowski does not have an employment agreement with the Company.

The process followed by the Compensation and Benefits Committee in setting total compensation for each NEO is described in the Compensation and Discussion Analysis section beginning on page 19.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
James F. Orr,	2006	$964,000	$5,957,958	$55,497	$1,326,271	$172,124	$142,311	$8,618,161
Chairman and Chief Executive Officer

David F. Dougherty,	2006	$563,333	$1,722,768	$18,097	$738,365	$0	$42,806	$3,085,369
President and Chief Operating Officer

Earl C. Shanks,	2006	$455,000	$1,161,686	$135,356	$466,255	$170,641	$77,028`	$2,465,966
Chief Financial Officer

William H. Hawkins II,	2006	$395,000	$776,625	$12,788	$350,541	$182,229	$39,421	$1,756,604
Senior Vice President, General Counsel and Secretary

Timothy M. Wesolowski,	2006	$198,066	$74,703	$0	$103,685	$14,178	$26,080	$416,712
Senior Vice President Controller

Steven G. Rolls (6)	2006	$37,500	$56,214	$17,614	$39,100	$151,128	$1,790,139	$2,091,695

Thomas A. Cruz (6)	2006	$190,000	$284,266	$6,032	$111,122	$0	$1,187,726	$1,779,146

(1)

This dollar amount is the amount recognized for financial statement reporting purposes for 2006 in accordance with FAS 123R. The assumptions used to calculate the value of the stock awards reported in this column are those assumptions described in the Stock Compensation section of Note 2 to the Company’s financial statements. These amounts include the following values for the restricted stock unit awards granted in 2004: $1,322,466 for Mr. Orr; $495,727 for Mr. Dougherty; $455,744 for Mr. Shanks, $319,818 for Mr. Hawkins; $23,244 for Mr. Wesolowski; $28,956 for Mr. Rolls; and $48,568 for Mr. Cruz. Also included in these amounts are the following values for the restricted stock unit awards granted in 2005: $872,621 for Mr. Orr; $327,105 for Mr. Dougherty; $300,720 for Mr. Shanks; $211,029 for Mr. Hawkins; $19,392 for Mr. Wesolowski; $27,258 for Mr. Rolls; and $70,344 for Mr. Cruz. Also included in these amounts are the following values for the 2006 restricted stock unit awards: $3,705,721 for Mr. Orr; $497,466 for Mr. Dougherty; $284,922 for Mr. Shanks; $215,298 for Mr. Hawkins; $32,067 for Mr. Wesolowski; and $154,788 for Mr. Cruz. The full fair market value of the 2006 restricted stock unit awards for Mr. Orr and Mr. Cruz was recognized in 2006 due to the fact that they were retirement eligible.

(2)

This dollar amount is the amount recognized for financial statement reporting purposes for 2006 in accordance with FAS 123R. The assumptions used to calculate the value of the option awards reported in this column are those assumptions described in the Stock Compensation section of Note 2 to the Company’s financial statements. These dollar amounts relate to options awarded in 2003 which were previously reported.

(3)

The following amounts were paid pursuant to the Annual Executive Incentive Plan, a plan designed to satisfy the requirements of Section 162(m) of the Internal Revenue Code: $747,871 for Mr. Orr, $413,501 for Mr. Dougherty, $263,772 for Mr. Shanks and $209,466 for Mr. Hawkins. The amount reflected for Mr. Rolls is the payment he received under his 2005 performance cash award.

(4)

Represents change in pension value. The change in the pension value is generally attributable to an additional year of accrual offset by an increase in the discount rate. For Mr. Dougherty, the relative impact of the discount rate is greater than for the other executives, accounting for an overall decrease in his pension value of $42,453. For Mr. Cruz, the overall decrease in his pension value was $2,512,369 due to the fact that he received payment of all but a small portion of his pension benefit under the Pension Plan and the Supplemental Executive Retirement Plan prior to the end of the year. The assumptions used to calculate pension values as of December 31, 2005 and December 31, 2006 which were used in determining the change in pension value are described in footnote 2 to the Pension Benefits Table. The Company does not provide for above-market or preferential earnings on non-qualified deferred compensation.

(5)

Represents perquisites and the following non-perquisite items: Company contributions to the 401(k) and deferred compensation plans, life insurance premiums, gross-up on life insurance premium, and, in the case of Mr. Rolls and Mr. Cruz, the severance payments described on page 49. The Company provides the following perquisites to one or more of the NEOs: personal use of corporate aircraft, automobile allowance, reimbursement for financial and legal services, supplemental long-term disability insurance and annual physical. Non-perquisite items exceeding $10,000 include the following: $53,812 (Company contribution to deferred compensation plan) for Mr. Orr; $41,588 (Company contribution to deferred compensation plan) for Mr. Shanks; $1,779,816 (severance payment) for Mr. Rolls; and $1,166,799 (severance payment) for Mr. Cruz. Perquisites exceeding the greater of $25,000 or 10% of the total amount of perquisites for each NEO included $30,125 for Mr. Orr’s personal use of the corporate aircraft. This amount includes the incremental, variable costs incurred by the Company and lost tax benefits to the Company attributable to such flights.

(6)

Mr. Rolls, formerly Executive Vice President, and Mr. Cruz, formerly Senior Vice President Human Resources and Administration, left the company effective January 31, 2006 and September 1, 2006 respectively.

GRANTS OF PLAN-BASED AWARDS

The table below provides information about the plan based awards granted for the fiscal year ended December 31, 2006.

The 2006 annual incentive awards were approved by the Compensation and Benefits Committee at its meeting held on December 5, 2005, effective for the performance period beginning January 1, 2006. Fifty percent of the award is payable under the Annual Executive Incentive Plan, a plan designed to satisfy the requirements of Section 162(m) of the Internal Revenue Code, based on attainment of an adjusted earnings per share target. The other fifty percent of this award is payable based on attainment of pre-established individuals goals. Additional details regarding the earnings per share target established under the Annual Executive Incentive Plan and the individual goals for 2006 as well as the payouts provided at each level of target/goal attainment, can be found on pages 22 through 25.

Time-based restricted stock units, performance-based restricted stock units and performance cash units are awarded under and pursuant to the Convergys Corporation 1998 Long-Term Incentive Plan, as amended. The size and other terms and conditions of the awards, including a grant date of March 31, 2006 were approved by the Compensation and Benefits Committee at its meeting held on February 20, 2006. Additional information about these awards, including information about how the size of the awards is determined and the performance criteria applicable to performance based awards can be found on pages 25 through 27.

Name	Grant Date		Different Action/ Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards		Estimated Future Payouts Under Equity Incentive Plan Awards		Grant Date Fair Value of Stock Awards ($)(5)
				Target ($)	Maximum ($)	Target (#)	Maximum (#)
James F. Orr	1/1/06	(1)	12/5/05	$964,000	$1,928,000	0	0	0
	3/31/06	(2)	2/20/06	$0	$4,642,000	0	0	0
	3/31/06	(3)	2/20/06	$0	$0	108,600	108,600	$1,959,144
	3/31/06	(4)	2/20/06	$0	$0	108,600	108,600	$1,746,577

David F. Dougherty	1/1/06	(1)	12/5/05	$533,333	$1,066,666	0	0	0
	3/31/06	(2)	2/20/06	$0	$1,630,000	0	0	0
	3/31/06	(3)	2/20/06	$0	$0	54,300	54,300	$979,572
	3/31/06	(4)	2/20/06	$0	$0	54,300	54,300	$873,288

Earl C. Shanks	1/1/06	(1)	12/5/05	$340,000	$680,000	0	0	0
	3/31/06	(2)	2/20/06	$0	$1,035,000	0	0	0
	3/31/06	(3)	2/20/06	$0	$0	31,100	31,100	$561,044
	3/31/06	(4)	2/20/06	$0	$0	31,100	31,100	$500,171

William H. Hawkins II	1/1/06	(1)	12/5/05	$270,000	$540,000	0	0	0
	3/31/06	(2)	2/20/06	$0	$715,000	0	0	0
	3/31/06	(3)	2/20/06	$0	$0	23,500	23,500	$423,940
	3/31/06	(4)	2/20/06	$0	$0	23,500	23,500	$377,943

Timothy M. Wesolowski	1/1/06	(1)	12/5/05	$75,000	$150,000	0	0	0
	3/31/06	(2)	2/20/06	$0	$80,000	0	0	0
	3/31/06	(3)	2/20/06	$0	$0	3,500	3,500	$63,140
	3/31/06	(4)	2/20/06	$0	$0	3,500	3,500	$56,289

Steven G. Rolls	1/1/06		12/5/05	N/A	N/A	N/A	N/A	N/A

Thomas A. Cruz	1/1/06	(1)	12/5/05	$87,100	$174,200	0	0	0
	3/31/06	(2)	2/20/06	$0	$125,000	0	0	0
	3/31/06	(3)	2/20/06	$0	$0	5,500	5,500	$99,220
	3/31/06	(4)	2/20/06	$0	$0	3,677	3,677	$88,455

(1)

Non-equity annual incentive award for 2006, the amount and performance criteria for which was approved by the Compensation and Benefits Committee at a meeting held on December 5, 2005. In the case of Mr. Dougherty, effective September 1, 2006, an increase in the annual incentive target was approved. In the case of Mr. Cruz, his target and maximum payouts were prorated based on his termination date. Payouts can range from a minimum of $0 up to a maximum of 200% of the target amount. Actual payouts for 2006 are reported in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table on page 32.

(2)

Non-equity long term incentive performance cash unit awards. The awards are designed to reward for relative total shareholder return over the three consecutive year period ending December 31, 2008 above the 50th percentile. Payouts can range from a minimum of $0 up to the maximum dollar amounts reflected in this table. In the event of death or termination without cause prior to the end of the performance period, payout is made based on performance through the end of the year preceding the year of termination. In the event of a change-in-control, the award pays out immediately at the maximum level. In the event of voluntary termination (other than retirement or disability) prior to the end of the performance period, the award is forfeited.

(3)

Long term equity incentive award in the form of a time-based restricted stock unit. The award vests in full on February 1, 2009, or earlier in the event of death, disability, retirement, termination without cause or change-in-control.

(4)

Long term equity incentive award in the form of a performance-based restricted stock unit. The award is designed to incent relative total shareholder return performance over the three consecutive year period ending on December 31, 2008. Payouts can range from a minimum of 0 shares (for performance below the 34th percentile) up to a maximum of the target number of shares (for performance at or above the 50th percentile). In the event of death or a change-in-control, the award pays out immediately at the target level. In the event of termination without cause prior to the end of the performance period, payout is made based on performance through the end of the year preceding the year of termination. In the event of voluntary termination (other than retirement or disability) prior to the end of the performance period, the award is forfeited.

(5)	Computed in accordance with FAS 123R.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
James F. Orr	260,488	$22.219	1/4/09	0		0	0		0
	305,690	$29.532	1/3/10	0		0	0		0
	306,000	$43.625	1/2/11	0		0	0		0
	230,000	$36.670	1/2/12	0		0	0		0
	15,108	$12.550	1/31/13	0		0	0		0
	230,000	$11.550	2/25/13	0		0	0		0
	0	0	0	82,700	(2)	$1,966,606	0		0
	0	0	0	0		0	82,700	(3)	$1,966,606
	0	0	0	82,700	(4)	$1,966,606	0		0
	0	0	0	0		0	82,700	(5)	$1,966,606
	0	0	0	108,600	(6)	$2,582,508	0		0
	0	0	0	0		0	108,600	(7)	$2,582,508
	0	0	0	15,000	(8)	$356,700	0		0

David F. Dougherty	27,200	$17.439	1/2/08	0		0	0		0
	161,500	$15.000	8/13/08	0		0	0		0
	79,524	$22.219	1/4/09	0		0	0		0
	100,000	$29.532	1/3/10	0		0	0		0
	25,000	$44.282	6/1/10	0		0	0		0
	100,000	$43.625	1/2/11	0		0	0		0
	75,000	$36.670	1/2/12	0		0	0		0
	3,712	$12.550	1/31/13	0		0	0		0
	75,000	$11.550	2/25/13	0		0	0		0
	0	0	0	31,000	(2)	$737,180	0		0
	0	0	0	0		0	31,000	(3)	$737,180
	0	0	0	31,000	(4)	$737,180	0		0
	0	0	0	0		0	31,000	(5)	$737,180
	0	0	0	54,300	(6)	$1,291,254	0		0
	0	0	0	0		0	54,300	(7)	$1,291,254
	0	0	0	12,000	(8)	$285,360	0		0
	0	0	0	75,000	(9)	$1,783,500	0		0

Earl C. Shanks	80,000	$16.040	11/13/13				0		0
	0	0	0	28,500	(2)	$677,730	0		0
	0	0	0	0		0	28,500	(3)	$677,730
	0	0	0	28,500	(4)	$677,730	0		0
	0	0	0	0		0	28,500	(5)	$677,730
	0	0	0	31,100	(6)	$739,558	0		0
	0	0	0	0		0	31,100	(7)	$739,558
	0	0	0	30,000	(10)	$715,500	0		0

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END—(Continued)

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
William H. Hawkins II	20,000	$41.563	9/11/10	0		0	0		0
	22,000	$43.625	1/2/11	0		0	0		0
	20,000	$41.055	6/1/11	0		0	0		0
	53,000	$36.670	1/2/12	0		0	0		0
	4,344	$12.550	1/31/13	0		0	0		0
	53,000	$11.550	2/25/13	0		0	0		0
	0	0	0	20,000	(2)	$475,600	0		0
	0	0	0	0		0	20,000	(3)	$475,600
	0	0	0	20,000	(4)	$475,600	0		0
	0	0	0	0		0	20,000	(5)	$475,600
	0	0	0	23,500	(6)	$558,830	0		0
	0	0	0	0		0	23,500	(7)	$558,830
	0	0	0	8,000	(8)	$190,240	0		0

Timothy M. Wesolowski	0	0	0	1,500	(2)	$35,670	0		0
	0	0	0	0		0	1,500	(3)	$35,670
	0	0	0	1,838	(4)	$43,708	0		0
	0	0	0	0		0	1,837	(5)	$43,684
	0	0	0	3,500	(6)	$83,230	0		0
	0	0	0	0		0	3,500	(7)	$83,230

Steven G. Rolls	74,000	$15.000	1/31/08	0		0	0		0
	70,131	$22.219	1/31/08	0		0	0		0
	75,000	$29.532	1/31/08	0		0	0		0
	90,000	$43.625	1/31/08	0		0	0		0
	68,000	$36.670	1/31/08	0		0	0		0
	5,099	$12.550	1/31/08	0		0	0		0
	73,000	$11.550	1/31/08	0		0	0		0

Thomas A. Cruz	11,000	$17.439	1/2/08	0		0	0		0
	35,000	$15.000	8/13/08	0		0	0		0
	22,000	$22.219	1/4/09	0		0	0		0
	30,000	$29.532	1/3/10	0		0	0		0
	30,000	$43.625	1/2/11	0		0	0		0
	30,000	$36.670	1/2/12	0		0	0		0
	5,086	$12.550	1/31/13	0		0	0		0
	25,000	$11.550	2/25/13	0		0	0		0
	0	0	0	0		0	6,500	(3)	$154,570
	0	0	0	0		0	10,000	(5)	$237,800
	0	0	0	0		0	3,677	(7)	$87,439

(1)

Value reported was determined by multiplying the number of shares shown (which, for performance-based restricted stock unit awards, is the payout amount at both the target and maximum levels) by the closing price of Convergys shares as of December 29, 2006, $23.78.

(2)	Time-based restricted stock unit award that vested on February 1, 2007, except in the case of Mr. Wesolowski, whose 2004 time-based restricted stock unit award vests on June 7, 2007.

(3)

Performance-based restricted stock unit award where the number of shares issued depends on the satisfaction of certain performance criteria over the three-year period ending December 31, 2006. This award was paid out in February, 2007 in the amounts disclosed on page 26.

(4)	Time-based restricted stock unit award that vests on February 1, 2008 or upon death, disability, retirement or involuntary termination without cause.

(5)	Performance-based restricted stock unit award where the number of shares issued depends on the satisfaction of certain performance criteria over the three-year period ending December 31, 2007.

(6)	Time-based restricted stock unit award that vests on February 1, 2009 or upon death, disability, retirement or involuntary termination without cause.

(7)	Performance-based restricted stock unit award where the number of shares issued depends on the satisfaction of certain performance criteria over the three-year period ending December 31, 2008.

(8)	Restricted stock award that vested on January 2, 2007.

(9)	Restricted stock award that vests on September 6, 2008 or upon death, disability, retirement or involuntary termination without cause.

(10)	Restricted stock award that vests on November 12, 2007 or upon death, disability, retirement or involuntary termination without cause.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
James F. Orr	992,400	$5,333,563	245,000		$3,907,750
David F. Dougherty	27,000	$181,585	65,000		$1,036,750
Earl C. Shanks	0	$0	0		$0
William H. Hawkins II	0	$0	42,500	(1)	$677,875
Timothy M. Wesolowski	0	$0	0		$0
Steven G. Rolls	0	$0	53,500	(2)	$864,715
Thomas A. Cruz	9,000	$33,813	45,177		$951,654

(1)

Mr. Hawkins elected prior to the vesting date to defer receipt of the shares and have the timing of the distribution of these shares governed by the terms of the Executive Deferred Compensation Plan and the distribution election made thereunder. Under the terms of this plan and his election, these shares will not be distributed to him until after he has separated from service.

(2)

Mr. Rolls elected prior to the vesting date to defer receipt of the shares and have the timing of the distribution of these shares governed by the terms of the Executive Deferred Compensation Plan and the distribution election made thereunder. Under the terms of this plan and his election, these shares were distributed to him on August 1, 2006.

PENSION BENEFITS

Name	Plan Name (1)	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
James F. Orr	Pension Plan	18	$628,080	$0
	Non-Qualified Pension Plan	18	$0	$0
	Supplemental Executive Retirement Plan	18	$12,564,667	$0

David F. Dougherty	Pension Plan	16	$208,487	$0
	Non-Qualified Pension Plan	16	$0	$0
	Supplemental Executive Retirement Plan	16	$3,935,453	$0

Earl C. Shanks	Pension Plan	3	$52,698	$0
	Non-Qualified Pension Plan	3	$0	$0
	Supplemental Executive Retirement Plan	3	$574,878	$0

William H. Hawkins II	Pension Plan	6	$161,164	$0
	Non-Qualified Pension Plan	6	$0	$0
	Supplemental Executive Retirement Plan	6	$1,284,512	$0

Timothy M. Wesolowski	Pension Plan	2	$33,733	$0
	Non-Qualified Pension Plan	2	$0	$0
	Supplemental Executive Retirement Plan	N/A	N/A	N/A

Steven G. Rolls	Pension Plan	8	$0	$187,897
	Non-Qualified Pension Plan	8	$281,885	$50,000
	Supplemental Executive Retirement Plan	8	$0	$0

Thomas A. Cruz	Pension Plan	13	$0	$482,570
	Non-Qualified Pension Plan	13	$0	$0
	Supplemental Executive Retirement Plan	13	$228,895	$2,224,717

(1)	All of the NEOs participate in the Pension Plan and the Non-Qualified Pension Plan. All of the NEOs other than Mr. Wesolowski participate in the Supplemental Executive Retirement Plan.

(2)

Except as noted in this footnote, amounts reported were computed using the same assumptions used for financial reporting purposes under generally accepted accounting principles as described in more detail in Note 8 to the Company’s financial statements. For the Pension Plan and the Non-Qualified Pension Plan, the assumptions used for financial statement reporting purposes that were used to calculate the amount reported include a discount rate of 5.75% and a 70% lump sum payment distribution assumption. For the Supplemental Executive Retirement Plan, the assumptions used for financial statement reporting purposes that were used to calculate the amount reported include a discount rate of 5.75%, a lump sum interest rate of 5.5%, a mortality assumption based on the GAR 94 mortality table and an 80% lump sum payment distribution assumption. The assumed retirement age for the Pension Plan and Non-Qualified Pension Plan is age 65, the normal retirement age specified in those plans. The assumed retirement age for the Supplemental Executive Retirement Plan is the age at which the executive could retire without any benefit reduction: age 61 for Mr. Orr, age 55 for Mr. Dougherty, age 61 for Mr. Shanks, and age 64 for

Mr. Hawkins. Except for amounts reported for Mr. Rolls and Mr. Cruz, amounts reported were based on an assumption that each NEO would live to, and retire at, the assumed retirement age.

The benefit formula under the Pension Plan is a cash balance formula. Under this formula, each participant has an account to which pension credits are allocated at the end of each year based upon the participant’s attained age and covered compensation for the year. Covered compensation includes all compensation other than overtime, imputed income, relocation pay, long term incentive payments and other special forms of pay. To the extent that a participant’s covered compensation exceeds the Social Security wage base, additional pension credits are given for such excess compensation. The following chart shows the pension credits which will be given at the ages indicated:

Attained Age	Pension Credits Prior to 1/1/07	Pension Credits on and after 1/1/07

Less than 30 years	2.50% of total covered compensation plus 2.50% of excess compensation	2.00% of total covered compensation plus 1% of excess compensation

30 but less than 35 years	2.75% of total covered compensation plus 2.75% of excess compensation	2.25% of total covered compensation plus 1.125% of excess compensation

35 but less than 40 years	3.25% of total covered compensation plus 3.25% of excess compensation	2.50% of total covered compensation plus 1.25% of excess compensation

40 but less than 45 years	4.00% of total covered compensation plus 4.00% of excess compensation	3.25% of total covered compensation plus 1.625% of excess compensation

45 but less than 50 years	5.25% of total covered compensation plus 5.25% of excess compensation	4.0% of total covered compensation plus 2.0% of excess compensation

50 but less than 55 years	6.50% of total covered compensation plus 6.50% of excess compensation	5.0% of total covered compensation plus 2.5% of excess compensation

55 or more years	8.00% of total covered compensation plus 8.00% of excess compensation	6.0% of total covered compensation plus 3.0% of excess compensation

At the end of each year, a participant’s account is also credited with assumed interest at the rate of 4.0% per annum. At retirement or other termination of employment, an amount equivalent to the balance then credited to the account is payable to the participant in the form of an immediate or deferred lump sum or annuity.

The Internal Revenue Code imposes limitations on the maximum annual benefit that may be paid under the Pension Plan from the tax-qualified trust and the amount of compensation that may be taken into account in calculating such benefit. To the extent this limitation reduces the amount that may be paid to a participant from the tax-qualified trust, the Company makes additional benefit payments under the Non-Qualified Pension Plan to make up for such reductions. These additional benefit payments are not made to any participant who becomes eligible to receive a benefit under the Supplemental Executive Retirement Plan.

Under the Supplemental Executive Retirement Plan, a participant’s annual pension at retirement is 50% (55% in the case of Mr. Orr and Mr. Cruz) of the participant’s average monthly compensation reduced by the benefit payable under the Pension Plan, including amounts which are intended to supplement or be in lieu of benefits under the Pension Plan. There is a reduction of 2.5% of the amount determined under the preceding sentence for each year by which the sum of the participant’s years of age and years of service at retirement total less than 75. No benefits are payable if the participant leaves prior to attaining age 55 and completing at least 10 years of service except in the case of death or a change of control. The compensation averaging period is the high 12 month period during the 60 month period preceding retirement. Compensation is defined as base salary plus annual incentive target. In the discretion of the Compensation and Benefits Committee, the age and service requirements of the Supplemental Executive Retirement Plan may be waived and any participant who retires prior to attaining age 62 may be provided a supplemental social security benefit. In lieu of a life annuity, a participant can elect to receive the actuarial equivalent of his or her benefit in the form of a lump sum, 15 annual installments or a joint and survivor annuity. In 2007, the Supplemental Executive Retirement Plan was amended as described in the Compensation Discussion and Analysis on page 28. The information reported in the table above is based on the plan as in effect on December 31, 2006 and therefore does not reflect these changes.

NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
James F. Orr	$70,451	$53,812	$2,379,332	$0	$7,336,762
David F. Dougherty	$0	$0	$843,559	$0	$3,470,218
Earl C. Shanks	$584,993	$41,588	$816,009	$0	$2,778,342
William H. Hawkins II	$0	$0	$441,439	$0	$1,398,637
Timothy M. Wesolowski	$0	$0	$0	$0	$0
Steven G. Rolls	$15,000	$600	$562,827	$3,218,142	$1,004,936
Thomas A. Cruz	$6,549	$5,239	$25,792	$0	$88,546

(1)

Amount reported is included in the compensation reported in Summary Compensation Table for each NEO. For Mr. Shanks, contributions include deferrals of 29,000 shares covered by time-based restricted stock units awarded to him in 2006.

(2)	Amount reported is not included in the compensation reported in the Summary Compensation Table because the amounts do not reflect above-market or preferential earnings.

(3)

All amounts included in the aggregate year end balance attributable to executive and Company contributions for Messrs. Orr, Dougherty, Shanks, Hawkins and Rolls were previously reported as compensation to the NEOs in the Summary Compensation Table for previous years. None of the amounts included in the year end balance for Mr. Cruz except for amounts attributable to contributions made in 2006 were previously reported as compensation to Mr. Cruz in previous year Summary Compensation Tables, as this is the only year in which Mr. Cruz has been or will be an NEO.

The Convergys Corporation Executive Deferred Compensation Plan permits executives to defer receipt of up to 75% of their base salary and up to 100% of their annual incentive compensation. The Company matches 100% of the first 3% of amounts deferred by plan participant and 50% of the next 2% of amounts deferred by the participant (reduced by the Company match under the Company’s 401(k) plan). Amounts deferred by participants (and the related Company match) are assumed to have been invested in the following investment options as directed by the executive:

List EDCP Investment Options and Rates of Return

Fund	Annual Return
Company Common Shares	50.03%
Fidelity Diversified International	22.52%
Fidelity Dividend Growth	14.67%
Fidelity Equity Income	19.81%
Fidelity Freedom 2000	6.76%
Fidelity Freedom 2005	9.23%
Fidelity Freedom 2010	9.46%
Fidelity Freedom 2015	10.36%
Fidelity Freedom 2020	11.61%
Fidelity Freedom 2025	11.84%
Fidelity Freedom 2030	12.90%
Fidelity Freedom 2035	12.94%
Fidelity Freedom 2040	13.49%
Fidelity Freedom Income	6.37%
Fidelity Growth Company	9.56%
Fidelity High Income	10.74%
Fidelity Puritan	14.78%
Fidelity Retirement Money Market	4.82%
Hotchkis & Wiley Mid Cap Value I	16.58%
MSI Small Company Growth B	11.55%
Pimco Total Return	3.74%
Rainier Sm/Mid Cap	14.67%
Royce Total Return	14.54%
Spartan US Equity Index	15.72%

In general, executives are permitted to change their investment direction and exchange in and out of the available investment options on a daily basis. Executives may also elect to surrender restricted stock to the Company or, in the case of restricted stock units, their right to receive Common Shares in the future, in exchange for a credit to the participant’s account in an amount equal to the number of shares surrendered. There is a Company match of 4% of the value of shares surrendered on or after October 29, 2001. Amounts credited to the participant’s restricted stock account on or after October 29, 2001 are assumed to have been invested in Common Shares. Amounts credited to a restricted stock account and the related matching contributions are subject to forfeiture at the same time and to the same extent as would have applied to the restricted shares had they not been surrendered. At termination of employment, the participant’s vested account is distributed in a single lump sum payment or in monthly or annual installments for a term not to exceed 10 years. Distributions of amounts contributed on or after January 1, 2005 are governed by Section 409A of the Internal Revenue Code.

CHANGE OF CONTROL AND SEVERANCE ARRANGEMENTS TABLE

Name	Total Payments/ Benefits provided upon Termination due to Disability	Total Payments/ Benefits provided upon Death	Total Payments/ Benefits provided upon Termination without Cause	Total Payments/ Benefits provided upon Retirement	Total Payments/ Benefits provided upon Termination following Change of Control
James F. Orr	$21,286,295	$16,506,490	$24,551,068	$20,695,068	$41,086,914
David F. Dougherty	$11,549,505	$8,975,258	$9,397,621	N/A	$20,928,454
Earl C. Shanks	$7,457,170	$5,998,878	$6,516,416	N/A	$13,699,085
William H. Hawkins II	$4,770,415	$4,176,470	$4,389,149	N/A	$9,758,895
Timothy M. Wesolowski	$832,384	$841,227	$436,366	N/A	$604,947

The table above reflects the amount of compensation and benefits that would be paid to each NEO in the event of termination of such NEO’s employment. The amounts shown assume that such termination was effective as of December 31, 2006 and are estimates of the amounts which would be paid out to the executives upon their termination under the circumstances identified. The actual amounts to be paid out can only be determined at the time of the executive’s separation from the Company. The amounts quantified above do not include benefits that each executive would receive following a termination of employment under the Executive Deferred Compensation Plan, Pension Plan and Supplemental Executive Retirement Plan. Except as noted below, the amounts the NEOs would receive under those plans are the amounts reported in the Aggregate Balance at Year End column of the Nonqualified Deferred Compensation Table and the Present Value of Accumulated Benefit column of the Pension Benefits Table, to the extent such amounts are vested at the time of termination. For payments made in the form of shares, the December 29, 2006 closing price of $23.78 was used.

The employment agreements and the terms of the benefit plans applicable to the NEOs provide that upon the following triggering events they will be entitled to receive the following payments and/or benefits:

Terminating Disability. In the event of a terminating disability (generally defined as a failure or inability to perform services because of an illness or injury over a 180 day period) the following amounts would be paid:

•	Outstanding time-based restricted stock units would vest on termination and the full number of shares covered by the awards would be issued.

•

Outstanding performance-based restricted stock unit awards would vest on date of termination and shares would be issued at the end of the performance periods based on actual performance. For purposes of the table, the actual 85% payout for the 2004 awards was used and a full payout was assumed for the 2005 and 2006 awards.

•

Outstanding performance cash unit awards would vest on date of termination and a cash payment would be made at the end of the performance periods based on actual performance. For purposes of the table, the actual 0% payout for the 2004 awards was used and a full payout was assumed for the 2005 and 2006 awards.

•	Restrictions on all restricted stock awards would lapse.

•

A monthly benefit under the supplemental long term disability plan equal to 15% of average monthly compensation would be paid to the executive until he reached the age of 65 assuming he remained disabled. For purposes of the table, the present value of this benefit was calculated based on a discount rate of 5.57% and an assumption that the executive remained disabled until age 65.

Death. In the event of death, the following amounts would be paid:

•	Outstanding time-based restricted stock units would vest on termination and the full number of shares covered by the awards would be issued.

•

The performance-based restricted stock unit award granted in the year of death would be forfeited and all other outstanding performance-based restricted stock unit awards would vest on date of death and shares would be issued at target level (the maximum level).

•

The performance cash unit award granted in the year of death (the 2006 award) would be forfeited and all other outstanding performance cash awards would vest on date of death and be paid out based on actual performance through the end of the year prior to the year of death. For purposes of the table, we assumed a 0% payout on the 2004 performance cash unit award and a 100% payout on the 2005 performance cash unit award.

•	Restrictions on all restricted stock awards would lapse.

•	A death benefit equal to three times the executive’s base salary would be paid to the executive’s beneficiary as of the date of death.

In addition, the terms of the Supplemental Executive Retirement Plan provide that in the event of death, the executive’s beneficiary is entitled to receive a benefit payable in a lump sum or fifteen annual installments commencing as of the date of death which is actuarially equivalent to the participant’s accrued benefit on the date of death. For any executive who had attained age 55 and completed 10 years of service as of his date of death, his accrued benefit is his accrued benefit as of his date of death. In the case of an executive who had not attained age 55 or completed 10 years of service as of the date of death, his accrued benefit is a benefit commencing on the date the executive would have attained age 55 and completed 10 years of service if he had remained an active employee, which is a fraction of the benefit which would have been payable to the executive if he had remained an active employee through the date on which he both attained age 55 and completed 10 years of service. The numerator of the fraction is equal to the number of the participant’s years of service as of the date of death and the denominator is equal to the number of years of service the participant would have completed if he had remained employed through the date on which he both attained age 55 and completed at least 10 years of service. The following benefit, expressed as an immediate lump sum payment as of December 31, 2006, is the benefit that would be paid under the Supplemental Executive Retirement Plan in the event of death: $12,329,485 in the case of Mr. Orr, $4,657,431 in the case of Mr. Dougherty, $838,648 in the case of Mr. Shanks and $1,671,652 in the case of Mr. Hawkins.

Termination without Cause prior to Change-in-Control. In the case of Messrs. Orr, Dougherty, Shanks and Hawkins, in the event the executive’s employment is terminated by the Company without cause prior to a change-in-control, the executive is entitled to receive the following payments and benefits:

•	An amount equal to two times the sum of his annual base salary and his annual incentive target in effect on the date of termination.

•	Continuation of medical, dental, vision and life insurance coverage comparable to the coverages in effect immediately prior to termination for two years.

•

To the extent that the executive would have been eligible for post-retirement medical, dental, vision and life insurance benefits had he continued in employment for another two years from his actual termination date, he will be eligible for such post-retirement benefits.

•	Stock options remain exercisable for two years following his termination date.

•	To the extent restrictions on any restricted stock grant would have lapsed had his employment not terminated sooner than two years after his actual termination date, such restrictions shall lapse.

•

An amount equal to any forfeitable benefits under any qualified or nonqualified pension or 401(k) plan which would have vested prior to the end of the two year period commencing on his termination date.

•

An amount equal to the present value of the additional vested benefits which would have accrued for the executive under any qualified or nonqualified pension plan had the executive’s employment not terminated prior to the end of the two year period commencing on his termination date and if his annual base salary and bonus target had neither increased or decreased.

In the case of Mr. Wesolowski, in the event his employment is terminated by the Company without cause prior to a change-in-control, he would be entitled to receive under the Company’s Severance Pay Plan an amount equal to 12 months of his base salary if the termination was part of a reduction in force or nine months of his base salary if it was not part of a reduction in force. For purposes of the amount reported in the table, the Company assumed a payment equal to 12 months of base salary. This amount would be payable in two installments, the first occurring on the first pay date following termination in an amount equal to six months of his base salary with the balance being payable six months later.

In addition, in accordance with the terms of the award agreements governing the following awards, the following would occur in the event of a termination without cause prior to a change-in-control:

•

For the 2004 and 2005 time-based restricted stock units, in the event of a termination without cause, the award would vest in full on termination and the full number of shares would be issued. For the 2006 time-based restricted stock unit award, if a termination without cause occurs during 2006, the executive is entitled to only a pro-rata portion of the award. For purposes of the table, no pro-ration was applied due to the fact that termination was assumed to have occurred on December 31, 2006.

•

In the case of an executive who was not retirement eligible at the time of termination, the performance-based restricted stock unit award granted in the year of termination would be forfeited and all other outstanding performance-based restricted stock unit awards would vest on date of termination and would payout based on actual performance through the end of the year prior to the year of termination. For purposes of the table, the Company assumed an 85% payout on the 2004 awards and 100% payout on the 2005 awards.

•

In the case of an executive who was retirement eligible at the time of termination, all performance-based restricted stock unit awards would vest upon termination and shares would be issued at the end of the performance period based on actual performance. For purposes of the table, for Mr. Orr, who is the only NEO who is retirement eligible, the Company assumed an 85% payout on the 2004 awards and 100% payout on the 2005 and 2006 awards.

•

In the case of an executive who was not retirement eligible at the time of termination, the performance cash unit award granted in the year of termination would be forfeited and all other outstanding performance cash awards would vest on date of death and be paid out based on actual performance through the end of the year prior to the year of termination. For purposes of the table, we assumed a 0% payout on the 2004 performance cash unit award and a 100% payout on the 2005 performance cash unit award.

•

In the case of an executive who was retirement eligible at the time of termination, all performance cash awards would vest upon termination and be paid out at the end of the performance period based on actual performance. For purposes of the table, for Mr. Orr, who is the only NEO who is retirement eligible, we assumed a 0% payout on the 2004 award and a 100% payout on the 2005 and 2006 awards.

Retirement. Executives are entitled to the following upon retirement:

•	Stock options remain exercisable for the remainder of their terms.

•	Restrictions on all restricted stock awards lapse.

•

Post-retirement medical, dental, vision and life insurance benefits. The life insurance benefit post-retirement is one times base salary. The cost of these benefits is subsidized by the Company in the event the employee had attained age 60 and completed 10 years of service as of his retirement date. The Company also offers these benefits to executives who retire at age 55 with 10 years of service provided the executive pays the full cost of the benefits. For purposes of the table, the value of the post-retirement benefits for Mr. Orr, the only executive who is retirement eligible, was calculated using the same assumptions used for financial reporting purposes.

•

Time-based restricted stock units awards vest in full and the full number of shares covered by the awards are issued. For the 2006 time-based restricted stock unit award, if retirement occurs during 2006, the executive is entitled to only a pro-rata portion of the award. For purposes of the table, no pro-ration was applied due to the fact that termination was assumed to have occurred on December 31, 2006.

•

Performance-based restricted stock unit awards vest upon retirement and shares are issued at the end of the performance period based on actual performance. For the 2006 performance-based restricted stock unit award, if retirement occurs during 2006, the executive is entitled to only a pro-rata portion of the award. For purposes of the table, the Company assumed an 85% payout on the 2004 awards and 100% payout on the 2005 and 2006 awards and did not pro-rate the 2006 award.

•

Performance cash unit awards vest upon termination and pay out at the end of the performance period based on actual performance. For purposes of the table, we assumed a 0% payout on the 2004 award and a 100% payout on the 2005 and 2006 awards.

Termination on or after a Change-in-Control. In the case of Messrs. Orr, Dougherty, Shanks and Hawkins, in the event the executive elects to resign within 90 days of a change-in-control or the executive’s employment is actually or constructively terminated by the Company within two years of a change-in- control, the executive is entitled to receive the following payments and benefits:

•	An amount equal to three times the sum of his annual base salary and his annual incentive target in effect on the date of termination.

•	Continuation of medical, dental, vision and life insurance coverage comparable to the coverages in effect immediately prior to termination for three years.

•

To the extent that the executive would have been eligible for post-retirement medical, dental, vision and life insurance benefits had he continued in employment for another three years from his actual termination date, he will be eligible for such post-retirement benefits.

•	Executive will be provided with an opportunity to exercise all outstanding stock options.

•	Restrictions applicable to all restricted stock grants will lapse and any long term incentive awards will be paid out at target.

•	All accrued benefits under any nonqualified pension or deferred compensation plan become immediately vested and nonforfeitable.

•	An amount equal to any forfeitable benefits under any qualified pension or 401(k) plan.

•

An amount equal to the present value of the additional vested benefits which would have accrued for the executive under any qualified or nonqualified pension plan had the executive’s employment not terminated prior to the end of the three year period commencing on his termination date and if his annual base salary and bonus target had neither increased or decreased.

•

To the extent any payments received under the terms of the employment agreement constitute an excess parachute payment, an amount equal to the taxes imposed under Section 4999 of the Internal Revenue Code plus an amount intended to gross up for taxes associated with this payment. For purposes of the table, the Company assumed all payments made were as a result of the change-in-control.

For this purpose, constructive termination includes a material reduction in the executive’s authority or responsibilities, a reduction in base salary or annual incentive target, or a required relocation from the executive’s city of residence.

In addition, the terms of the Supplemental Executive Retirement Plan provide that in the event of a termination of employment (for any reason other than death) after a change of control, any participant who has not attained age 55 or completed 10 years of service will receive a benefit under the SERP commencing on the date he would have attained age 55 or, if later, the date when the sum of the participants’ years of age and service would total 75 if he had remained an active executive. This benefit is a fraction of the benefit which would have been payable to the participant had he remained an active executive through the date on which the sum of his years of age and service total 75. The numerator of the fraction is equal to the number of the participant’s years of service as of the change of control and the denominator is equal to the number of years of service the participant would have completed if he had remained employed through the date on which the sum of his years of age and service total 75. The following benefit, expressed as an immediate lump sum payment as of December 31, 2006, is the benefit that would be paid under the Supplemental Executive Retirement Plan in the event of a termination of employment on or after a change-in-control: $12,329,485 in the case of Mr. Orr, $4,657,431 in the case of Mr. Dougherty, $547,018 in the case of Mr. Shanks and $1,406,591 in the case of Mr. Hawkins.

In the case of Mr. Wesolowski, he receives the same benefits whether or not his termination occurs in connection with a change-in-control. As noted above, under the Company’s Severance Pay Plan he would be entitled to receive an amount equal to 12 months of his base salary if the termination was part of a reduction in force or nine months of his base salary if it was not part of a reduction in force. For purposes of the amount reported in the table we assumed a payment equal to 12 months of base salary. This amount would be payable in two installments, the first occuring on the first pay date following termination in an amount equal to six months of his base salary with the balance being payable six months later.

In addition, a change in control by itself, regardless of whether or not a termination of employment occurs, will result in the following:

•	All outstanding time-based restricted stock unit awards will become immediately vested and the full number of shares covered by the awards will be issued.

•	The full number of shares covered by all outstanding performance-based restricted stock unit awards will be issued.

•	All outstanding performance cash unit awards will become immediately payable at the maximum level.

•

Pursuant to the terms of the Executive Deferred Compensation Plan and the Supplemental Executive Retirement Plan, the full present value of all benefits under those plans will be fully funded to a grantor trust within five business days of the change-in-control.

Actual Terminations Occuring During 2006. Mr. Rolls left the Company effective January 31, 2006. Mr. Rolls received the following payments and benefits: $1,779,816; continued medical, dental, vision and life insurance coverage for a two year period at the same premium rate charged to active executives; accelerated, immediate vesting of a restricted stock grant covering 8,500 shares.

Mr. Cruz left the Company effective September 1, 2006. Mr. Cruz received the following payments and benefits: $1,166,799; continued medical, dental, vision and life insurance coverage for a two year period at the same premium rate charged to active executives (vs. the rate otherwise charged to retirees); accelerated and immediate vesting of a restricted stock grant covering 25,000 shares and issuance of a total of 20,177 shares pursuant to the terms of his outstanding time-based restricted stock unit awards.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Zoë Baird	$59,500	$59,735	$0	$1,000	$120,235
John F. Barrett	$56,000	$59,735	$0	$0	$115,735
David B. Dillon	$68,400	$59,735	$0	$0	$128,135
Eric C. Fast	$57,000	$59,735	$0	$0	$116,735
Joseph E. Gibbs	$54,500	$59,735	$0	$0	$114,235
Roger L. Howe	$54,500	$59,735	$0	$0	$114,235
Steven C. Mason	$64,500	$59,735	$0	$1,000	$125,235
Philip A. Odeen	$70,000	$59,735	$0	$1,000	$130,735
Sidney A. Ribeau	$63,000	$59,735	$0	$1,000	$123,735
David R. Whitwam	$64,000	$59,735	$0	$0	$123,735

(1)	Each Director has an aggregate of 12,600 Common Shares which are subject to time-based restricted stock unit awards outstanding at year end.

(2)

The aggregate number of Common Shares subject to options outstanding at year end for each Director is 17,000 for Ms. Baird and Mr. Whitwam; 51,000 for Mr. Dillon and Mr. Odeen; 42,500 for Mr. Fast and Mr. Gibbs; 45,500 for Mr. Howe; 77,300 for Mr. Mason; 69,300 for Mr. Barrett and 34,000 for Dr. Ribeau. All options are fully vested and exercisable.

(3)

Matching contributions made by the Company pursuant to the Company’s Educational Matching Gifts Program which matches qualified contributions made by the Company’s employees and Directors to accredited colleges and universities using a dollar-for-dollar ratio.

Company employees receive no extra compensation for serving as a Director. Non-employee Directors receive compensation consisting of cash and restricted stock units. Non-employee Directors receive an annual retainer of $35,000 and a meeting fee of $1,500 for each Board meeting attended and $1,000 for each committee meeting attended. Messrs. Dillon, Whitwam, Barrett and Odeen, as chairs of the Audit, Compensation and Benefits, Finance and Governance and Nominating Committees, respectively, receive an additional fee of $5,000 per year. Non-employee Directors also receive restricted stock units pursuant to the Convergys Corporation 1998 Long Term Incentive Plan, as amended. Each non-employee Director who is first elected or appointed to the Board receives a restricted stock unit award of 6,300 Common Shares. Each non-employee Director also receives an annual restricted stock unit award of 4,200 Common Shares, subsequent to his or her initial election or appointment to the Board, provided that he or she continues in office after the annual meeting. Restricted stock units awarded to non-employee Directors vest three years after the grant date (or earlier in the case of death, disability or retirement).

Effective January 1, 2007, the new fee structure for the non-management Directors will be $80,000 annual cash retainer, $80,000 time based restricted stock units, $10,000 annual retainer for Audit Committee members, $15,000 annual retainer for Committee chairs and $30,000 annual retainer for the Presiding Director. New Board members will receive $80,000 in a one time grant of time-based restricted stock units at the time they are elected to the Board.

Directors may elect to defer the receipt of all or a part of their fees, retainers and the restricted stock units under the Company’s Deferred Compensation and LTIP Award Deferral Plan for Non-Employee Directors (the “Directors Deferred Compensation Plan”). Fees and retainers that are deferred are assumed to be invested as directed by the Directors in the same type of investments, including Company Common Shares, as are made available under the Executive Deferred Compensation Plan and listed on page 44. Accounts credited with fees and retainers under the Directors Deferred Compensation Plan will be paid in cash, in one lump sum or up to ten annual installments, when the Director leaves the Board. Amounts credited to the restricted stock account are assumed to be invested in Common Shares and are distributed in the form of Common Shares when the Director leaves the Board. In the event of a change of control as defined in the Directors Deferred Compensation Plan, all accounts will be distributed in a single lump sum.

AUDIT COMMITTEE REPORT

In accordance with its written charter adopted by the Board, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. During 2006, the Audit Committee met 13 times.

In discharging its oversight responsibility related to the audit process, the Audit Committee obtained from Ernst & Young LLP, its independent registered public accounting firm (“independent accountants”) a formal written statement describing all relationships between the accountants and the Company that might affect the accountants’ independence consistent with Independence Standards Board Standard No. 1 entitled, “Independence Discussions with Audit Committees.” In accordance with the foregoing standard, the Audit Committee discussed with the accountants any relationships that may impact their objectivity and independence and satisfied itself as to the accountants’ independence. The Audit Committee also considered the compatibility of non-audit services with the accountants’ independence. The Audit Committee has determined that the provision of certain non-audit services is compatible with maintaining the independence of Ernst & Young LLP as the Company’s independent accountants subject to review and approval by the Audit Committee.

The Audit Committee discussed with management, the internal auditors and the independent accountants the quality and adequacy of the Company’s internal controls, disclosure controls and procedures, and the organization of the internal audit department’s responsibilities, budget and staffing. In 2006, the Audit Committee regularly reviewed the status of the Company’s efforts to ensure compliance with Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) requirements relating to effective internal control over financial reporting. The Audit Committee reviewed with both the independent accountants and the internal auditors their audit plans, audit scope and identification of audit risks. The Audit Committee received updates on legal issues from the Company’s General Counsel and any reports of accounting or auditing complaints received on the Company’s Ethics Hotline. The Audit Committee also reviewed and approved the Company’s Financial Code of Ethics for the CEO and Senior Financial Officers.

The Audit Committee discussed and reviewed with the independent accountants all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees,” and, with and without management present, discussed and reviewed the results of the independent accountants’ examination of the financial statements. The Audit Committee also discussed the results of the internal audit examinations.

In 2006, the Audit Committee discussed the interim financial information contained in each of the three quarterly Forms 10-Q with management and the independent accountants. The Audit Committee also reviewed the audited financial statements of the Company as of and for the fiscal year ended December 31, 2006 with management and the independent accountants. Additionally, the Audit Committee reviewed each of the Company’s draft quarterly earnings releases. Management has the responsibility for the preparation of the Company’s financial statements and the independent accountants have the responsibility for the examination of those statements. Based on the above-mentioned reviews and discussions with management and the independent accountants, the Audit Committee recommended to the Board that the Company’s interim financial statements be included in its three quarterly Forms 10-Q and that its audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for filing with the Securities and Exchange Commission. The Board approved these recommendations. The Audit Committee also reappointed Ernst & Young LLP as the Company’s independent accountants, subject to ratification by the shareholders.

In 2006, the Audit Committee directed the Company’s Chief Compliance Officer to conduct a review of past stock option grants. As a result of this review, the Company and the Committee concluded that no grants were timed to coincide with the release of material non-public information nor was there any evidence of backdating of stock options.

The Audit Committee adopted a Statement of Policy with respect to Related Party Transactions in February 2007. In connection with adopting this policy, the Committee conducted a review of Related Party Transactions. As a result of this review, the Committee has concluded that there were two relationships that should be disclosed pursuant to Item 407 of the Securities and Exchange Commission’s Regulation S-K but that there were no reportable relationships as defined by Item 404(a) of Regulation S-K.

The Audit Committee acts pursuant to the revised Audit Committee Charter approved by the Board on February 20, 2007, a copy of which is attached as Appendix I to this Proxy Statement. Each of the members of the Audit Committee met the requirements of independence for Board directors and for Audit Committee membership as adopted by the New York Stock Exchange (“NYSE”). Several members of the Audit Committee qualify as an Audit Committee Financial Expert, and the Audit Committee has designated Mr. Dillon, its chairperson, as its Financial Expert. In addition, each member of the Audit Committee is financially literate, as that term is defined by the NYSE.

Audit Committee

David B. Dillon, Chair

Zoë Baird

Steven C. Mason

Philip A. Odeen

Sidney A. Ribeau

APPOINTMENT OF INDEPENDENT ACCOUNTANTS

(Item 2 on the proxy card)

The Audit Committee of the Board of Directors reappointed the firm of Ernst & Young LLP as independent accountants to audit the financial statements of the Company for the year 2007 subject to ratification by the shareholders. We are asking you to ratify that appointment.

One or more members of the firm of Ernst & Young LLP will attend the annual meeting, will be permitted to make a statement if they desire to do so and will be available to answer questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT ACCOUNTANTS.

A majority of the Common Shares represented at the annual meeting, in person or by proxy, and entitled to vote on this proposal is necessary for the ratification. Abstentions will count as votes against the proposal. Broker non-votes do not count for voting purposes.

AUDIT FEES

Fees paid to Ernst & Young LLP in 2005 and 2006 were as follows:

	2005	2006
Audit Fees	$1,768,800	$1,945,000
Audit-Related Fees	$1,136,400	$1,189,000
Tax Fees	$168,700	$131,800
All Other Fees	$0	$0

Total	$3,073,900	$3,265,800

Audit Fees are the fees billed for professional services rendered for the audit of the Company’s annual financial statements, the review of quarterly financial statements, statutory audits of the Company’s foreign subsidiaries, review of the Company’s efforts to comply with the Sarbanes-Oxley Act Section 404 requirements regarding internal control over financial reporting, accounting consultations and other attest services. The increase in 2006 versus 2005 results primarily from increases in core audit, 404 attestation services, and statutory audit services partially offset by a reduction in audit services related to taxes.

Audit-Related Fees are the fees billed for assurance and related services that are reasonably related to the performance of the audit of the Company’s financial statements and assurance and related services that traditionally are performed by the independent accountant. This includes employee benefit plan audits, due diligence related to mergers and acquisitions, audits of acquired businesses and internal control reviews, including SAS 70 audits.

Tax Fees incurred during 2006 resulted from the preparation of tax returns at foreign locations, assistance with various audits and assistance with government incentive documentation.

All Other Fees are the fees for products and services other than those described in the three categories above. There were no such fees in 2005 or 2006.

For the Company’s Audit Committee’s audit engagement pre-approval policies and procedures, please see Appendix II attached to this proxy statement.

EQUITY COMPENSATION PLAN INFORMATION

The following table shows certain information as of December 31, 2006, with respect to compensation plans under which our common shares are authorized for issuance:

	No. of Common Shares to be issued upon exercise	Weighted average exercise price	Common shares available for future issuance
Equity compensation plans approved by shareholders:(1)
Stock options	12,789,214	$28.83	(1)
Restricted stock	313,500	N/A	(1)
Restricted stock units	4,098,295	N/A	(1)
Equity compensation plans not approved by shareholders(2)	38,968	$4.87	—

Total	17,239,977	$28.75

(1)

The Company had authorized 38 million Common Shares for issuance under the Convergys Corporation 1998 Long-Term Incentive Plan. At December 31, 2006, 7.2 million shares remain available for future issuance.

(2)	In connection with our 2001 acquisition of Geneva Technology Ltd (Geneva), we converted outstanding options to acquire Geneva shares into options to acquire Common Shares.

APPROVAL OF CONVERGYS CORPORATION

ANNUAL EXECUTIVE INCENTIVE PLAN

AS AMENDED AND RESTATED EFFECTIVE FEBRUARY 20, 2007

(Item 3 on the proxy card)

Introduction

On February 20, 2007, the Board of Directors adopted, subject to shareholder approval, an amended Annual Executive Incentive Plan (the “Plan”). The amendment (i) modifies the Plan to exempt the Plan from new rules governing deferred compensation arrangements and (ii) clarifies certain other provisions of the Plan. Subject to such approval, the Plan will enable the Company to make performance based incentive payments and to obtain a tax deduction for those payments without regard to the limitations of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

Provided below is a summary of the Plan (as amended and restated effective February 20, 2007) which is qualified in its entirety by reference to the full text of the plan document, a copy of which is attached hereto as Appendix IV.

The Plan was originally adopted in order to advance the interests of the Company and shareholders by enabling the Company to attract and retain key senior executives and to encourage those executives to contribute to the continued success of the Company.

Under the current version of the Plan, adopted February 26, 2002, each executive officer of the Company designated by the Compensation and Benefits Committee has the opportunity to receive an annual cash incentive payment based on the achievement of certain corporate, subsidiary or business unit earnings growth objectives and certain other specified annual performance objectives. The awards are payable as soon as administratively practicable after the close of the calendar year.

On February 20, 2007, the Board unanimously approved, subject to shareholder approval, an amendment and restatement of the Plan, effective as of February 20, 2007 (referred to hereafter as the “Amended Plan”). The Amended Plan ensures that annual cash incentive awards comply with the performance-based compensation exception to Section 162(m) of the Code and exempts the Plan from recently enacted tax rules that govern deferred compensation arrangements. The CEO and other executive officers selected by the Compensation and Benefits Committee (which for most years includes a total of 4 other executive officers) will be eligible to participate in the Amended Plan.

Future benefits to be received by a person or group under the Amended Plan are not determinable at this time and will depend on corporate performance. Actual awards under the Plan for 2006 are identified in footnote 3 to the Summary Compensation Table on page 33.

Section 162(m) of the Code generally prevents a publicly held corporation from claiming federal income tax deductions for compensation in excess of $1 million paid to certain of its senior executives. Compensation is exempt from this limitation, however, if it qualifies as “performance-based compensation.” In order for awards under the Amended Plan to qualify as performance-based compensation, the Company’s shareholders must approve the individuals eligible to receive an award under the Amended Plan, the material terms of the performance objectives under the Amended Plan, and the maximum amount of compensation that is payable under an award for a specified period to any one individual.

Our shareholders are asked to approve the Amended Plan to qualify awards as performance-based compensation for purposes of Section 162(m) of the Code. If our shareholders do not approve the Amended Plan, then the Company will not grant any awards to its named executive officers under the Amended Plan for performance periods beginning in 2008 or later. However, awards granted under the Plan for the 2007 performance period will continue to be earned and paid in accordance with their terms.

Summary of Amended Plan

Eligibility. The amended and restated Annual Executive Incentive Plan (the “Amended Plan”) applies to the Chief Executive Officer and other executive officers of Convergys Corporation (the “Company”) selected by the Compensation and Benefits Committee (the “Committee”).

Purpose. The Board of Directors of the Company (the “Board”) intends that payments under the Amended Plan will qualify as performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

Performance Criteria. Performance criteria upon which payments under the Amended Plan will be based shall be measured in terms of one or more of the following objectives, described as they relate to Company-wide objectives or of a subsidiary, division, department or function of the Company for the calendar year: earnings per share, stock price, shareholder return, return on investment, return on capital, earnings before interest, taxes, depreciation and amortization, gross or net profits, gross or net revenues, market share, sales, costs, client retention or attraction, or any combination of the foregoing. Maintaining the status quo or limiting economic losses can be appropriate performance objectives, provided such performance objectives are not substantially certain to occur as of the date the Committee establishes the performance objectives.

In computing any of the foregoing, unless determined otherwise by the Committee in respect of any particular performance criteria no later than the time that such performance criteria is established, there shall be an adjustment to reflect, to the extent applicable, (i) the cumulative effects of changes in generally accepted accounting principles, (ii) gains and losses from discontinued operations, (iii) extraordinary gains and losses and (iv) any other unusual or nonrecurring gains or losses that are separately identified in the Company’s financial statements, including merger-related charges.

Each year the Committee shall specify in writing, no later than 90 days after the beginning of each calendar year, the performance criteria to be achieved, a minimum acceptable level of achievement below which no payment will occur, and a formula for determining the amount of any payment to occur if performance is at or above the minimum acceptable level but falls short of full achievement of the specified performance criteria.

If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the performance criteria to be unsuitable, the Committee may modify such performance criteria or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable. In addition, at the time performance criteria are established as to a payment, the Committee is authorized to determine the manner in which the Performance Criteria related thereto will be calculated or measured to take into account certain factors over which the Participant has no control or limited control including changes in industry margins, general economic conditions, interest rate movements and changes in accounting principles.

Amount of Payment. The Committee, based upon information to be supplied by management of the Company, will establish for each year, a target incentive amount and performance criteria for each eligible executive and communicate such amount and criteria in writing to such eligible executive within the first 90 days of the year for which such incentive may be paid. Annual Incentive will be earned by eligible executives based upon the level of attainment of the applicable performance criteria during the applicable year; provided that the Compensation Committee may reduce the amount of any target incentive in its sole and absolute discretion. Notwithstanding any other provision of the Amended Plan to the contrary, the maximum amount of any single bonus payment under the Amended Plan for any year shall be $2,000,000. As soon as practicable after the end of the applicable year, the Committee shall determine and certify in writing the level of attainment of the performance criteria for each eligible executive and the bonus to be paid to each eligible executive.

Form and Timing of Payment. All awards may be paid in cash. Awards shall be paid as soon as practicable following the end of the year, but no later than March 15th of the year following the year in which the services were performed to which the payment relates; provided however payment may be deferred at the election of the eligible executive pursuant to a deferred compensation arrangement maintained by the Company.

Administration. The Amended Plan is administered by the Committee, which shall consist of not less than two directors each of whom shall be (i) a “non-employee director” as defined in Rule 16b-3 of the Securities Exchange Act of 1934, as amended, and (ii) an “outside director” as defined in the regulations under Section 162(m) of the Code.

Amendment. The Board may amend or terminate the Amended Plan at any time. However, no amendment shall increase the maximum award to an eligible executive without the consent of shareholders.

Federal Income Tax Consequences

The following is a brief summary of certain of the federal income tax consequences of certain transactions under the Amended Plan. This summary is not intended to be complete and does not describe state, local, foreign or other tax consequences.

A participant in the Amended Plan will be taxed at ordinary income rates on the amount of any cash payment received pursuant to the Amended Plan. The Company will be entitled to a federal income tax deduction corresponding to the amount of income recognized by a participant in the Amended Plan, provided that, among other things, (a) the income meets the test of reasonableness, (b) is an ordinary and necessary business expense, and (c) is not an “excess parachute payment” within the meaning of Section 280G of the Code.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE ANNUAL EXECUTIVE INCENTIVE PLAN AS AMENDED AND RESTATED EFFECTIVE FEBRUARY 20, 2007.

A majority of the Common Shares represented at the annual meeting, in person or by proxy, and entitled to vote on this proposal is necessary for approval of the Amended Plan. Abstentions will count as votes against the proposal. Broker non-votes do not count for voting purposes.

SHAREHOLDER PROPOSAL

(Item 4 on the proxy card)

The following proposal was submitted for inclusion in this proxy statement by the United Brotherhood of Carpenters Pension Fund, 101 Constitution Avenue, N.W., Washington, D.C. 20001. As of the date that the proposal was submitted, the United Brotherhood of Carpenters Pension Fund owned 2,300 Common Shares.

MAJORITY VOTE REINCORPORATION PROPOSAL

Resolved: That the shareholders of Convergys Corporation (“Company”) hereby request that the Board of Directors take the measures necessary to change the Company’s jurisdiction of incorporation from Ohio to Delaware.

SUPPORTING STATEMENT OF THE

UNITED BROTHERHOOD OF CARPENTERS PENSION FUND

Our Company is incorporated in Ohio. Ohio law mandates a plurality vote standard for the election of directors. Specifically, the law states that “at all elections of directors, the candidates receiving the greatest number of votes shall be elected.” (Ohio Revised Code, 1701.55(B)).

This proposal requests that the Board reincorporate the Company under Delaware state corporate law, which provides that a company’s certificate of incorporation or bylaws may specify the number of votes that shall be necessary for the transaction of any business, including the election of directors. (DGCL, Title 8, Chapter 1, Subchapter VII, Section 216). Reincorporation would allow the Company’s board of directors and its shareholders to take actions to establish a majority vote standard for the election of directors. Under Delaware law, the Company’s board would have the power to change the bylaws or initiate a change to the certificate of incorporation to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders. Likewise, shareholders on their own initiative would be able to propose and vote on a bylaw provision to establish a majority vote standard in director elections.

Our Company’s Board and shareholders should have the flexibility to choose the election standard that best serves the interests of the Company and its shareholders. Under the plurality vote standard, a nominee for the board can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from the nominee. A majority vote standard would require that a nominee receive a majority of the votes cast in order to be elected. The standard is particularly well-suited for the vast majority of director elections in which only board nominated candidates are on the ballot.

We believe that a majority vote standard in board elections would establish a challenging vote standard for board nominees and improve the performance of individual directors and the entire board. It would provide shareholders a meaningful role in the director election process, enhance director accountability, strengthen the director nomination process, and improve the operations of our Company.

In response to strong shareholder support for a majority vote standard in director elections, an increasing number of companies, including Intel, Dell, Motorola, Texas Instruments, Safeway, Home Depot, Gannett and Supervalue, have adopted a majority vote standard in company bylaws. We encourage our Company to take the important first step in joining these companies by reincorporating in Delaware, so as to provide the Board and shareholders the right to adopt a majority vote standard.

We urge your support for this important director election reform.

BOARD OF DIRECTORS’ RESPONSE

The Board of Directors unanimously recommends a vote AGAINST this proposal for the following reasons:

The proponent is asking the Company to undertake the extremely significant step of reincorporation solely to permit the Company to consider adoption of a majority voting standard in director elections. The proponent has not provided any other reason for reincorporation, and explicitly avoids any discussion of the disadvantages, costs and consequences of reincorporating.

The costs and risks associated with reincorporating out of the Company’s home state of Ohio solely to enable the Company to consider adopting a majority voting standard greatly outweigh any benefit that would result from adoption of the proposal. The detriments are certain and real; the benefits, if any, are uncertain and disputable.

Because Ohio law is often favorable to the Company, many of the Company’s contracts provide they are governed by Ohio law, and it is beneficial to the Company that any litigation from these contracts be conducted in Ohio courts.

Reincorporation involves substantial costs and detriments to the Company

The proponent requests that the Company change its state of incorporation to Delaware solely to enable the Company to consider adopting a majority voting standard for the election of directors. Changing the Company’s state of incorporation would involve significant costs, risks and other considerations. The Board believes that reincorporating in Delaware would be detrimental to the best interests of the Company and its shareholders for the following reasons:

First, the Company was incorporated in Ohio in 1998, maintains its headquarters in Ohio, and has nearly 2,000 employees in Ohio. By virtue of being an Ohio corporation and maintaining a large corporate presence in Ohio, the Company enjoys strong support from the State of Ohio and its governmental subdivisions, including tens of millions of dollars in tax incentives. The Ohio General Assembly has a long history of supporting the continued growth and prosperity of important Ohio corporations such as the Company, Procter & Gamble, Goodyear and Cardinal Health. While some of the benefits of maintaining an Ohio incorporation are difficult to quantify with precision, they are substantial. Changing the Company’s state of incorporation to Delaware, where the Company has no operations, no physical presence and no experience with state officials, could result in a loss of some of these benefits.

Second, because the Company is both incorporated and headquartered in Ohio, it is a “citizen” of Ohio. This is important because the Company is subject to lawsuits where it is a citizen, regardless of whether the suit arose in such state. If the Company reincorporated under Delaware law, it would become a citizen of both Delaware and Ohio, and lawsuits against the Company could be brought against the Company in both Delaware and Ohio state and federal courts, even if the matters did not arise there. The Company has experience dealing with Ohio courts and their various procedural rules, and its in-house lawyers are licensed to practice in Ohio. Reincorporation would increase the Company’s exposure to litigation in Delaware, potentially resulting in additional litigation costs for the Company. Further, the Company has no experience in dealing with the Delaware courts, making it more difficult to make the strategic decisions often involved in litigation.

In addition, because Ohio law is generally more favorable to the Company, almost all of the Company’s agreements, including key non-compete and confidentiality agreements, are governed by Ohio law. If the Company remains a “citizen” of Ohio only, it is more likely that suits under these contracts would be brought in Ohio, whose courts are more experienced with and better able to apply and interpret Ohio law consistently and predictably.

The Company believes that the Ohio General Corporation Law provides important shareholder rights that are not provided to shareholders of Delaware corporations. The Ohio General Assembly has a long history of taking legislative action to protect the interests of shareholders of Ohio corporations. These benefits would be lost if the Company reincorporated to Delaware.

Third, reincorporating the Company in Delaware would involve substantial expense to the Company and would require a substantial investment of management time that would be better spent on the Company’s business affairs. Reincorporation of the Company would require shareholder approval at a shareholders’ meeting. Shareholders who vote against reincorporation and satisfy certain procedural requirements would be entitled to “appraisal rights” which would require the Company to purchase their shares and result in unnecessary expense to the Company. In addition, the Company would be required to solicit and obtain consents to the reincorporation from a number of lenders and other third parties having contracts with the Company further increasing the cost and risk associated with a reincorporation.

Finally, the Company would be subject to additional state taxes if it reincorporates in Delaware, including the annual Delaware franchise tax, even though the Company has no operations and no physical presence in Delaware. These added annual expenses would result in no additional benefit or value to the Company.

Ohio law currently requires that directors be elected by a plurality voting standard. The Ohio-mandated plurality voting standard has served the Company well, resulting in the election of highly-qualified, well-regarded directors, and corporate governance ratings from various rating organizations that have been uniformly high compared to the Company’s peer group. Unlike what the proponent suggests, plurality voting has never resulted in the election of directors who would not have been elected under a majority voting standard. In fact, since the Company went public in 1998, every nominee for election as director has received at least 94% of the votes cast.

Thus, the costs and detriments of reincorporation are certain and real; the asserted benefits – which relate only to majority voting and not to reincorporation – are uncertain and disputable.

FOR ALL OF THE ABOVE REASONS, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

A majority of the Common Shares represented at the annual meeting, in person or by proxy, and entitled to vote on this proposal is necessary for approval. Abstentions will count as votes against the proposal. Broker non-votes do not count for voting purposes.

SHAREHOLDER PROPOSALS

Shareholder proposals intended for inclusion in the Proxy Statement for the annual meeting of shareholders in 2008 must be received by the Company on or before November 16, 2007 and must comply with Rule 14a-8 promulgated under the Securities Exchange Act of 1934. If a shareholder notifies the Company after January 30, 2008 of its intent to present a proposal, the Company will have the right to exercise discretionary voting authority with respect to that proposal without including information regarding such proposal in its proxy materials. Proposals or notices should be sent to W. H. Hawkins II, Corporate Secretary, Convergys Corporation, 201 E. Fourth Street, P. O. 1638, Cincinnati, Ohio 45201-1638.

ADDITIONAL INFORMATION

Other Business

At the time this Proxy Statement was released for printing on March 8, 2007, the Company knew of no other matters which might be presented for action at the meeting. If any other matters properly come before the meeting, it is intended that the Common Shares represented by proxies will be voted with respect thereto in accordance with the judgment of the persons voting them.

How We Solicit Proxies

In addition to this mailing, Convergys may solicit proxies personally, electronically or by telephone. Convergys pays the costs of soliciting the proxies. We are paying Georgeson Shareholder Communications Inc. a fee of $10,500 plus expenses to help with the solicitation. We also reimburse brokers and other nominees for their expenses in sending these materials to you and getting your voting instructions.

Duplicate Annual Reports

Registered shareholders with multiple accounts may write Convergys Corporation to discontinue the mailing of multiple annual reports and proxy statements to a single address. One set of materials must be received at the address.

If the annual report and proxy statement are being delivered to two or more security holders who share an address, the Company has received instruction from one or more of the security holders to that effect. If you wish to reverse this instruction or want to obtain additional copies of the annual report and/or proxy statement, write the Company at the address provided below or call Computershare toll free at 1-888-294-8217.

FINANCIAL STATEMENTS, COMMITTEE CHARTERS AND

FINANCIAL CODE OF ETHICS AVAILABLE

Enclosed with this mailing is the Company’s Annual Report to shareholders for the year 2006 and the Company’s Annual Report on Form 10-K, which contains the consolidated financial statements of the Company and its subsidiaries as filed with the SEC for the year 2006. Requests for additional copies of any of these reports, any committee charter, the Governance Principles, the Business Code of Conduct or the Financial Code of Ethics can be addressed to Convergys Corporation, 201 E. Fourth Street, P. O. Box 1638, Cincinnati, Ohio 45201-1638, Attention: Investor Relations Department. These reports are also available on the Company’s website, www.convergys.com/corporategovernance.html.

By Order of the Board of Directors

W.H. Hawkins II
Secretary

APPENDIX I

Convergys Corporation

Audit Committee Charter

Adopted February 19, 2007

Purpose

The Convergys Corporation Board of Directors’ Audit Committee (the “Committee”) is established by the Board of Directors for the primary purposes of assisting the Board in overseeing:

•	the Company’s accounting practices,

•	the integrity of the Company’s financial statements,

•	the Company’s compliance with legal and regulatory requirements,

•	the independent accountants’ qualifications and independence,

•	the performance of the Company’s internal audit function and independent accountants, and

•     the Company’s system of disclosure controls, procedures and system of internal controls regarding auditing, accounting, legal compliance, and ethics that Management and the Board have established.

Consistent with these functions, the Committee shall encourage continuous improvement of, and adherence to, the Company’s policies, procedures and practices at all levels. The Committee shall also provide an open avenue of communication among the independent accountants, executive management, financial management, the Chief Compliance Officer, the internal auditing department, and the Board of Directors.

Organization

The Board shall elect all members of the Committee, which shall consist of three or more independent Board Directors who meet the requirements of independence for Audit Committee membership as adopted by the Securities and Exchange Commission (“SEC”) and New York Stock Exchange (“NYSE”).

At all times, at least one member of the Committee must be an “audit committee financial expert” as that term is defined in the applicable laws, regulations or listing standards. In addition, all other members must possess knowledge and experience in financial matters, including the ability to read and understand the Company’s financial statements. No Committee member shall serve on more than three Audit Committees of public companies simultaneously.

Responsibilities

General

In order to discharge its responsibilities, the Committee shall each year establish a schedule of meetings. In planning the annual schedule of meetings, the Committee shall ensure that it meets at least quarterly, and that sufficient opportunities exist for its members to meet separately at least quarterly with, the Head of Internal Audit and the independent accountants, at least semi-annually with the Chief Compliance Officer, and at least annually with the Chief Financial Officer, General Counsel and the Controller. Additional meetings may be scheduled as needed.

The Committee may ask Management or others to attend meetings and provide pertinent information as necessary. The Committee shall report its actions regularly to the Board and shall make recommendations as appropriate.

On an annual basis, the Committee shall review and reassess the adequacy of this charter and shall recommend changes to the Board. The Committee shall disclose in the proxy statement for the Company’s annual meeting of shareholders that a formal written charter has been adopted and the degree to which the Committee has satisfied its responsibilities during the prior year in compliance with the charter. On an annual basis, the Committee should verify that the Committee charter is filed by Management with the annual proxy statement.

The Committee shall perform any other activities consistent with this charter, the Company’s Regulations and governing law, as the Committee or the Board deems necessary or appropriate.

In carrying out its duties, the Committee has the authority to obtain advice and assistance from outside legal, accounting, or other advisors, as it deems appropriate to execute fully its duties and responsibilities. The Company shall provide appropriate funding as determined by the Committee for compensation to the independent accountants and to any advisors that the Committee chooses to engage.

The Committee shall prepare minutes for each Committee meeting documenting the Committee’s decisions and recommendations and discharge of its responsibilities. A draft of the minutes from each meeting will be circulated to the Committee members and approved at a subsequent Committee meeting. The Committee will regularly report to the Board its actions and decisions.

Financial Reporting Process

The Committee shall regularly review key financial systems, procedures and controls that provide the information necessary to manage and report properly the operations of the Company. In fulfilling this responsibility, the Committee shall take the following actions:

•

The Committee shall review and discuss with Management and the independent accountants the financial information to be included in the Company’s Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of the Form 10-K) and the Company’s Quarterly Reports on Form 10-Q, including the disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, the clarity of the disclosures in the financial statements and the adequacy of internal controls. The Committee shall discuss the results of the annual audit and the quarterly reviews and any other matters required to be communicated to the Committee by the independent accountants under generally accepted auditing standards and applicable law or listing standards. The Committee shall review and discuss any report or opinion rendered by the Company’s independent accountants or the Company’s Principal Executive or Financial Officers in connection with those financial statements (including, but not limited to, the Company’s Sarbanes-Oxley Section 404 certification). Based on such review and discussion, the Committee shall make a determination whether to recommend to the Board of Directors that the audited/reviewed financial statements be included in the Company’s Forms 10-K/10-Q. The Committee shall also receive reports from the Chief Compliance Officer and the Company’s Certification Subcommittee as part of this process.

•

In consultation with the independent accountants and internal auditors, the Committee shall review the integrity of the Company’s internal and external financial reporting processes and Management’s effectiveness in maintaining such integrity. In performing its review, the Committee will consider whether adequate procedures exist to comply with the regulations of the SEC and the NYSE and applicable law. The Committee shall review and consider the independent accountants’ and Management’s judgments about the quality and appropriateness of the Company’s accounting principles and financial disclosure practices and proposed major changes thereto.

•

The Committee shall review with the Chief Executive Officer, the Chief Financial Officer and the General Counsel the Company’s disclosure controls and procedures, procedures established by the Company for issuing the Company’s earnings news releases and financial information and earnings guidance periodically provided to analysts and rating agencies. The Committee shall review periodically, but in no event less frequently than quarterly, Management’s conclusions about the efficacy of such disclosure controls and procedures, including any significant deficiencies in or material deviations from such controls and procedures.

Systems of Disclosure Controls and Procedures and Internal Controls

The Committee assists the Board in overseeing the systems of disclosure controls and procedures and internal controls established by Management and the Board, particularly with respect to maintenance of adequate controls related to financial reporting, audit, accounting, compliance with applicable laws and regulations, and ethics. The Committee shall review their adequacy and effectiveness with the independent accountants, the Chief Compliance Officer, the Head of Internal Audit, and financial and accounting personnel. In so doing, the Committee shall review recommendations for the improvement of disclosure and internal control procedures and Management’s responses to the recommendations.

The Committee shall discuss with Management, the Chief Compliance Officer, the Head of Internal Audit, and the independent accountants the guidelines and policies to govern the process by which risk assessment and risk management are undertaken. The Committee shall discuss the Company’s major financial risk exposures and the steps that Management has taken to monitor and control such exposures. The Committee shall review Management’s actions to establish and maintain processes to assure that internal control systems are considered in the Company’s planning process, including acquisition and integration of new businesses and companies and the development and implementation of new computer systems.

The Chief Financial Officer and/or the Chief Compliance Officer shall review with the Committee any fraud, whether or not material, that involves an Officer of the Company or other employees who have a significant role in the issuer’s internal controls. The Committee shall approve a Code of Ethics for the Chief Executive Officer and Senior Financial Officers, and shall be promptly notified if any amendments or waivers to the code are granted.

Audit Processes

The Committee is directly responsible for the appointment, compensation, retention and oversight of the work of its independent accountants (including resolution of any disagreements between management and the independent accountants regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company. The independent accountants shall report directly to the Committee.

The Committee shall review and pre-approve both audit and non-audit services to be provided by the independent accountants. The pre-approval of non-audit services may be delegated to one of more designated members of the Committee with any such pre-approval reported to the Committee at its next regularly scheduled meeting. The Committee’s pre-approval policies and procedures shall be disclosed in periodic reports as required by applicable law or listing standards. The Committee shall also periodically consider whether there should be rotation of the independent accountants firm.

The Committee shall review the performance of the Company’s independent accountants annually. In doing so, the Committee shall consult with Management, the Chief Compliance Officer and the Head of Internal Audit and shall obtain and review a report by the independent accountants describing their internal control procedures, any material issues raised by their most recent internal quality-control review, or by any inquiry or investigation by governmental or professional authorities within the preceding five years and the response of the independent accountants, and all relationships between the independent accountants and the Company.

The Committee shall maintain ongoing communications with the independent accountants to review whether the accountants maintain their independence. The Committee shall review with the independent accountants any major unresolved problems encountered during their examinations as well as any restrictions imposed by Management on their audit scope.

The Committee shall establish hiring policies, compliant with governing laws or regulations, for employees or former employees of the independent accountants. The Committee shall present its conclusions with respect to the qualifications, performance and independence of the independent accountants to the full Board.

With respect to the Chief Compliance Officer and the Internal Audit function, the Committee shall review their functions and activities. The Committee shall also review and approve the appointment, replacement, reassignment, or dismissal of the Chief Compliance Officer and the Head of Internal Audit. It shall at least annually review and approve the Corporate Compliance Charter, the Internal Audit Charter and the Internal Audit Plan and review any difficulties encountered in the course of performing the audit function as defined in its charter and approved audit plan. While the Chief Compliance Officer and the Internal Audit function shall report functionally to the Company’s Chief Financial Officer, they must meet at least semi-annually with the Committee in the case of the Chief Compliance Officer, and at least quarterly in the case of Internal Audit.

Complaint Procedures

The Committee shall establish and maintain procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

The Committee shall periodically review with Management, including the General Counsel, and the independent accountants any correspondence with, or other action by, regulators or governmental agencies and any employee complaints or published reports that raise concerns regarding the Company’s financial statements, accounting or auditing matters or compliance with the Company’s Code of Business Conduct and Financial Code of Ethics. The Committee shall also meet periodically with the General Counsel and other appropriate legal staff of the Company to review material legal affairs of the Company and the Company’s compliance with applicable law and listing standards.

Annual Reporting of Committee Activities with Respect to Audited Financial Statements

The Committee shall issue a report to be included in the annual proxy statement stating whether the Committee had reviewed and discussed the financial statements with Management, had discussed the required communications with the independent accountants, had received the required correspondence from the independent accountants regarding independence matters and whether the Committee recommended to the full Board the inclusion of the audited financial statements in the Company’s Form 10-K. Additionally, the Committee should review the annual written affirmation provided by the Company to the New York Stock Exchange (“NYSE”) that the Committee complied with the NYSE’s rules for listed companies’ audit committees.

Performance Evaluation

The performance of the Committee shall be evaluated on an annual basis.

APPENDIX II

CONVERGYS AUDIT COMMITTEE PRE-APPROVAL POLICY

STATEMENT OF PRINCIPLES

The Audit Committee is required to pre-approve the audit and non-audit services performed by the independent accountants in order to assure that the provision of such services does not impair the accountants’ independence. Unless a type of service to be provided by the independent accountants has received general pre-approval, it will require specific pre-approval by the Audit Committee. Any proposed services exceeding pre-approved cost levels will also require specific pre-approval by the Audit Committee.

The Audit, Audit-related, Tax and All Other services that have the pre-approval of the Audit Committee are listed below. The term of any pre-approval is for the stated fiscal year, unless the Audit Committee specifically provides for a different period. The Audit Committee will periodically revise the list of pre-approved services based on subsequent determinations. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent accountants to management.

DELEGATION

The Audit Committee has delegated pre-approval authority to its Chairperson. The Chairperson shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

AUDIT SERVICES

The annual Audit services engagement terms and fees will be subject to the specific pre-approval of the Audit Committee. The Audit Committee will approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, Company structure or other matters.

In addition to the annual Audit services engagement approved by the Audit Committee, the Audit Committee may grant pre-approval for other Audit services, which are those services that only the independent accountants reasonably can provide. The Audit Committee has pre-approved the following Audit services:

•	Core audit

•	Statutory audits or financial audits for subsidiaries or affiliates of the Company

•

Services associated with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings (e.g., comfort letters, consents) and assistance in responding to SEC comment letters

•

Consultations requested by the Company’s management as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, FASB, or other regulatory or standard-setting bodies

•	Sarbanes-Oxley Section 404 Attestation audit services

All other Audit services not listed above must be separately pre-approved by the Audit Committee.

AUDIT-RELATED SERVICES

Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and that are traditionally performed by the independent accountants in connection with their core audit. The Audit Committee believes that the provision of Audit-related services does not impair the independence of the independent accountants and has pre-approved the following Audit-related services:

•	Due diligence services pertaining to potential business acquisitions/dispositions

•	Financial statement audits of employee benefit plans

•	Agreed-upon or expanded audit procedures related to accounting and/or billing records required to respond to or comply with financial, accounting or regulatory reporting matters

•	SAS 70 internal control reviews and assistance with internal control reporting requirements

•	Attest services not required by statute or regulation

•	Sarbanes-Oxley Section 404 consultation services

All other Audit-related services not listed above must be separately pre-approved by the Audit Committee.

TAX SERVICES

The Audit Committee believes that the independent accountants can provide Tax services to the Company such as tax compliance, tax planning and tax advice without impairing the auditor’s independence. However, the Audit Committee will not permit the retention of the independent accountants in connection with a transaction initially recommended by the independent accountants, the purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code or state statutes and related regulations. Furthermore, the Company shall not enter into contingent-fee based tax consulting engagements with the independent accountants. The Audit Committee has pre-approved the Tax services listed below:

•	Tax planning and consulting-including support to secure income tax refunds or provide assistance for tax audits

•	Tax compliance-particularly for the Company’s foreign subsidiaries

All Tax services involving large and complex transactions or services not listed above must be separately pre-approved by the Audit Committee.

ALL OTHER SERVICES

The Audit Committee may grant general pre-approval to those permissible non-audit services classified as All Other services that it believes are routine and recurring services and would not impair the independence of the independent accountants. The Audit Committee has pre-approved the following All Other services:

•	Support for acquisitions/divestitures (other than due diligence)

All Other services not listed above must be separately pre-approved by the Audit Committee.

A list of the SEC’s prohibited non-audit services is listed below:

•	Bookkeeping or other services related to the accounting records or financial statements of the Company

•	Financial information systems design and implementation

•	Appraisal or valuation services, fairness opinions or contribution-in-kind reports

•	Actuarial services

•	Internal audit outsourcing services

•	Management functions

•	Human resources

•	Broker-dealer, investment adviser or investment banking services

•	Legal services

•	Expert services unrelated to the audit

The SEC’s rules and relevant guidance should be consulted to determine the precise definitions of these services and the applicability of exceptions to certain of the prohibitions.

PRE-APPROVAL FEE LEVELS

Pre-approval fee levels for all services to be provided by the independent accountants will be established periodically by the Audit Committee. Pre-approval by the Audit Committee is required when Management believes that the total amount previously approved will be exceeded by more than 5%.

SUPPORTING DOCUMENTATION

The independent accountants will provide to the Audit Committee detailed back-up documentation regarding the specific services to be provided.

PROCEDURES

Requests or applications to provide services that require separate approval by the Audit Committee will be submitted to the Audit Committee by both the independent accountants and the Controller and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on accountant independence.

APPENDIX III

Convergys Corporation

Statement of Policy with respect to Related Party Transactions

A. Introduction

The Company recognizes that Related Party Transactions (as defined below) can present potential or actual conflicts of interest and may create the appearance of a conflict of interest. Nevertheless, the Company recognizes that there are situations where Related Party Transactions may be in, or may not be inconsistent with, the best interests of the Company and its shareholders, including situations where the Company or a subsidiary may obtain products or services that are not readily available from alternative sources or when the Company or a subsidiary provides to or obtains from a Related Party products or services in an arm’s length transaction on terms comparable to those available from unrelated third parties. Therefore, the Company has adopted the procedure set forth below for the review, approval or ratification of Related Party Transactions.

This Policy has been approved by the Audit Committee of the Company’s Board of Directors. The Audit Committee will review and may amend this Policy, as necessary, from time to time.

B. Definition of Terms

For purposes of this Policy:

1. A “Related Party Transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company (including any of its subsidiaries) was, is or will be a participant and the amount involved exceeds $120,000, and in which any Related Party had, has or will have a direct or indirect material interest. For purposes of this Policy, a “Related Party Transaction” does not include any transaction, arrangement or relationship involving the payment of compensation to an executive officer of the Company if such compensation has been approved by the Compensation Committee of the Board of Directors of the Company, to the payment of compensation to executive officers of Company subsidiaries who are not executive officers of the Company or to the payment of director fees approved by the Board of Directors.

2. A “Related Party” means:

a.	Any person who is, or at any time since the beginning of the Company’s last fiscal year was, a director of the Company, a nominee to become a director of the Company or an executive officer of the Company or a subsidiary of the Company;

b.	Any person who is known to be the beneficial owner of more than 5% of any class of the Company’s voting securities;

c.	Any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of the director, director nominee, executive officer or more than 5% beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, director nominee, executive officer or more than 5% beneficial owner; and

d.	Any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or is in a similar position or in which such person has a beneficial ownership interest of 10% or more.

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C. Approval Requirements for Related Party Transactions

The Company (including any of its subsidiaries) shall be permitted to enter into a Related Party Transaction only if it has been approved or ratified by the Audit Committee based on the Audit Committee’s determination that (i) the Related Party Transaction is in or not inconsistent with the best interests of the Company and (ii) (a) the Related Party Transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party, or (b) the Company (including any of its subsidiaries) is seeking to obtain products or services from a Related Party of a nature, quantity or quality, or on other terms, that are not readily available from other sources.

The Board of Directors has determined that the Audit Committee is best suited to review and approve Related Party Transactions. Accordingly, at each calendar year’s first regularly scheduled Audit Committee meeting, management shall recommend all Related Party Transactions to be entered into by the Company or a subsidiary of the Company during that calendar year. Such recommendation shall include a summary of the key terms of the proposed transaction including the forecasted aggregate value of such transaction. After review, the Audit Committee shall approve or disapprove each such Related Party Transaction.

In the event management recommends any additional Related Party Transaction subsequent to the first calendar year meeting of the Audit Committee or recommends a material modification of a previously-approved Related Party Transaction, such transaction or modification may be presented to the Audit Committee for approval or preliminarily entered into by management subject to ratification by the Audit Committee; provided that if any such transaction or material modification is not ratified by the Audit Committee, management shall make a reasonable effort to cancel or rescind such transaction or modification.

D. Code of Business Conduct

This Policy is not intended to amend or supersede the provisions of the Company’s Code of Business Conduct which address “Conflicts of Interest.” Related Party Transactions that may involve “conflict of interest” situations for purposes of the Code of Business Conduct shall also be subject to the requirements and considerations of the Code of Business Conduct.

E. Disclosure

All Related Party Transactions that are required to be disclosed in the Company’s filings with the Securities and Exchange Commission, as required by the Securities Act of 1933 and the Securities Exchange Act of 1934 and related rules and regulations shall be so disclosed in accordance with such laws, rules and regulations. In addition, the Company shall comply with any requirements for disclosure of Related Party Transactions under rules and regulations of The New York Stock Exchange applicable to listed companies. The material features of this Policy shall be disclosed in the Company’s annual report on Form 10-K or in the Company’s proxy statement, as required by applicable laws, rules and regulations.

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APPENDIX IV

Convergys Corporation

Annual Executive Incentive Plan

As Amended and Restated, effective February 20, 2007

Eligibility

The Annual Executive Incentive Plan (the “Plan”), as amended and restated, effective February 20, 2007, shall apply to the Chief Executive Officer and other executive officers of Convergys Corporation (the “Company”) selected by the Compensation and Benefits Committee (the “Compensation Committee”) for performance periods commencing on and after January 1, 2008.

Purpose

The Board of Directors of the Company (the “Board”) intends that payments under the Plan will qualify as performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Plan has been designed by the Compensation Committee to meet the requirements of Section 162(m) of the Code.

Performance Criteria

Performance criteria upon which payments under the Plan will be based shall be measured in terms of one or more of the following objectives, described as they relate to Company-wide objectives or of a subsidiary, division, department or function of the Company for the calendar year: earnings per share, stock price, shareholder return, return on investment, return on capital, earnings before interest, taxes, depreciation and amortization, gross or net profits, gross or net revenues, market share, sales, costs, client retention or attraction, or any combination of the foregoing. Maintaining the status quo or limiting economic losses can be appropriate performance objectives, provided such performance objectives are not substantially certain to occur as of the date the Compensation Committee establishes the performance objectives.

In computing any of the foregoing, unless determined otherwise by the Compensation Committee in respect of any particular performance criteria no later than the time that such performance criteria is established, there shall be an adjustment to reflect, to the extent applicable, (i) the cumulative effects of changes in generally accepted accounting principles, (ii) gains and losses from discontinued operations, (iii) extraordinary gains and losses and (iv) any other unusual or nonrecurring gains or losses that are separately identified in the Company’s financial statements, including merger-related charges.

Each year the Compensation Committee shall specify in writing, no later than 90 days after the beginning of each calendar year, the performance criteria to be achieved, a minimum acceptable level of achievement below which no payment will occur, and a formula for determining the amount of any payment to occur if performance is at or above the minimum acceptable level but falls short of full achievement of the specified performance criteria.

If the Compensation Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the performance criteria to be unsuitable, the Compensation Committee may modify such performance criteria or the related minimum acceptable level of achievement, in whole or in part, as the Compensation Committee deems appropriate and equitable. In addition, at the time performance criteria are established as to a payment, the Compensation Committee is authorized to determine the manner in which the

Performance Criteria related thereto will be calculated or measured to take into account certain factors over which the Participant has no control or limited control including changes in industry margins, general economic conditions, interest rate movements and changes in accounting principles.

Amount of Payment

The Compensation Committee, based upon information to be supplied by management of the Company, will establish for each year, a target incentive amount and performance criteria for each eligible executive and communicate such amount and criteria in writing to such eligible executive within the first 90 days of the year for which such bonus may be paid. Annual Incentive will be earned by eligible executives based upon the level of attainment of the applicable performance criteria during the applicable year; provided that the Compensation Committee may reduce the amount of any target incentive in its sole and absolute discretion. Notwithstanding any other provision of the Plan to the contrary, the maximum amount of any single incentive payment under the Plan for any year shall be $2,000,000. As soon as practicable after the end of the applicable year, the Compensation Committee shall determine and certify in writing the level of attainment of the performance criteria for each eligible executive and the bonus to be paid to each eligible executive.

Form and Timing of Payment

All awards may be paid in cash. Awards shall be paid as soon as practicable following the end of the year, but no later than March 15th of the year following the year in which the services were performed to which the payment relates; provided however payment may be deferred at the election of the eligible executive pursuant to a deferred compensation arrangement maintained by the Company.

Administration

The Plan is administered by the Compensation Committee, which shall consist of not less than two directors each of whom shall be (i) a “non-employee director” as defined in Rule 16b-3 of the Securities Exchange Act of 1934, as amended, and (ii) an “outside director” as defined in the regulations under Section 162(m) of the Code.

It is the intention of the Company that the Plan qualify for the performance-based compensation exception of Section 162(m) of the Code and the short-term deferral exception of Section 409A of the Code. The Plan hereunder shall be administered in a manner consistent with this intent, and any provision of the Plan or action of the Compensation Committee that would cause the Plan to fail to satisfy either such exception shall have no force and effect until amended or corrected to satisfy such exception (which action may be taken by the Company or the Compensation Committee, as the case may be, without the consent of any eligible executive).

Amendment

The Board may amend or terminate the Plan at any time. However, no amendment shall increase the maximum award to an eligible executive without the consent of shareholders.

Miscellaneous Provisions

Nothing contained in the Plan shall give any eligible executive the right to be retained in the employment of the Company or affect the right of the Company to dismiss any eligible executive or employee. The Plan shall not constitute a contract between the Company and the eligible executive. Except as may be required by law, no amount payable under the Plan shall be subject in any manner by anticipation, pledge, bankruptcy, attachment, charge or encumbrance of any kind, nor in any manner be subject to the debts or liabilities of any eligible executive. The Company shall have the right to deduct from all payments made to any executive under the Plan any federal, state, local, foreign or other taxes which, in the opinion of the Company, are required to be withheld with respect to any payment provided under the Plan.

Governing Law

The provisions of the Plan shall be governed and construed in accordance with the laws of the State of Ohio.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Ú PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE Ú

ENCLOSED ENVELOPE.

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A Election of Directors — The Board of Directors recommends a vote FOR the listed nominees.

1. Election of Directors:	For	Withhold		For	Withhold	+
01 - Zoë Baird	☐	☐	02 - Philip A. Odeen	☐	☐

B Proposals — The Board of Directors recommends a vote FOR the following proposals.

	For Against Abstain		For Against Abstain
2. To ratify the appointment of the independent accountants.	☐ ☐ ☐*	3. To approve the Annual Executive Incentive Plan.	☐ ☐ ☐*
The Board of Directors recommends a vote AGAINST the following proposal.
For Against Abstain
4. Shareholder proposal.	☐ ☐ ☐*	5. To act upon such other matters as may properly come before the meeting.

* An abstention will count as a vote against the proposal.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

Ú PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE Ú

ENCLOSED ENVELOPE.

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Proxy — CONVERGYS CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CONVERGYS CORPORATION

FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 17, 2007

The undersigned hereby appoints Steven C. Mason, Philip A. Odeen and James F. Orr, and each or any of them, proxies, with full power of substitution, to represent and to vote all common shares of Convergys Corporation held of record by the undersigned on February 28, 2007, at the annual meeting of shareholders to be held on April 17, 2007 at 11:30 A.M. EDST, in The Jarson-Kaplan Theater at the Aronoff Center, 650 Walnut Street, Cincinnati, OH 45202, and at any adjournment thereof, notice of which meeting together with the related proxy statement have been received.

In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting. This proxy when executed will be voted in the manner directed by the undersigned shareholder(s). If no direction is made, this proxy will be voted FOR items 1, 2, and 3 and AGAINST Item 4.

(Continued on reverse side.)

Please mark, sign and date on the reverse side.